OFFICE LEASE

by and between

RAND BUILDING, LTD.

and

OPEN CLOUD ACADEMY, LLC

TABLE OF CONTENTS

I.	BASIC LEASE INFORMATION AND DEFINITIONS	1

II.	PREMISES	5

III.	TERM	6

IV.	RENT	7

V.	SECURITY DEPOSIT	12

VI.	PARKING	12

VII.	RIGHT OF ENTRY	13

VIII.	SERVICES AND UTILITIES	13

IX.	USE AND REQUIREMENTS OF LAW	14

X.	MAINTENANCE AND REPAIR	16

XI.	ALTERATIONS	16

XII.	SIGNS	18

XIII.	ASSIGNMENT AND SUBLETTING	18

XIV.	RULES AND REGULATIONS	20

XV.	INSURANCE AND INDEMNIFICATION	21

XVI.	CASUALTY DAMAGE; CONDEMNATION	23

XVII.	SUBORDINATION; ESTOPPELS	24

XVIII.	DEFAULT OF TENANT	25

XIX.	MISCELLANEOUS	29

	Exhibit A-1 Plan Showing Premises	Exhibit A-2 Legal Description of Land
	Exhibit B-1 Work Agreement	Exhibit B-2 Space Plan
	Exhibit C Rules and Regulations	Exhibit D Secretary’s Certificate
	Exhibit E Commencement Date Memorandum

1

OFFICE LEASE

THIS OFFICE LEASE (“Lease”) is made as of the 27th day of May, 2015 (“Lease Date”), by and between RAND BUILDING, LTD., a Texas limited partnership (“Landlord”), and OPEN CLOUD ACADEMY, LLC, a Delaware limited liability company (“Tenant”).

I. BASIC LEASE INFORMATION AND DEFINITIONS

1.1    Premises. 12,462 Rentable Square Feet (as defined in Section 1.22) known as Suite 500 and includes the entire fifth (5th) floor of the Building (as defined in Section 1.16), as outlined on Exhibit A-1.

1.2    Commencement Date. The earlier of the date of Substantial Completion (as defined in Exhibit B-1) of the Tenant Work (as defined in Exhibit B-1), which is estimated to be September 1, 2015, or the date Tenant occupies the Premises, subject to Section 3.1. Within ten (10) days after Landlord’s request, Tenant shall execute a Commencement Date Memorandum in substantially the form attached as Exhibit E.

1.3    Expiration Date. The date that is sixty (60) months following the Commencement Date, which is estimated to be August 31, 2020; provided, however, the Expiration Date shall be extended by the number of days necessary to provide for an Expiration Date on the last calendar day of the month of expiration.

1.4    Term. Sixty (60) months from the Commencement Date plus the number of days necessary to provide for an Expiration Date on the last calendar day of the month of expiration.

1.5    Rent; Basic Rent; Additional Rent.

(a)	“Basic Rent” means the amounts set forth in the following schedule:

Month(s)	Annual Rate	Monthly
	Per RSF	Basic Rent
Months 1-12	$10.00	$10,385.00
Months 13-24	$10.30	$10,696.55
Months 25-36	$10.61	$11,018.49
Months 37-48	$10.93	$11,350.81
Months 49-60	$11.26	$11,693.51

(b)    “Additional Rent” means Operating Expense Rent (as defined in Section 4.3), Parking Rent (as defined in Section 1.9) and all other sums payable by Tenant under this Lease, other than Basic Rent.

(c)    “Rent” means Basic Rent and Additional Rent, collectively, and is payable in accordance with Section 4.1, unless otherwise expressly provided in the Lease. As of the Lease Date, Landlord’s current estimate of the monthly installment of Operating Expense Rent that will be due from Tenant as of the Commencement Date is $12,462.00.

1.6    Security Deposit; Advanced Rent Payment. The Security Deposit is $24,155.51 (the Base Rent for the last month plus the estimated Additional Rent). Upon execution and delivery of the Lease, Tenant shall deliver the Security Deposit and $22,847.00 (“Advanced Rent Payment”) comprised of the installment of the Basic Rent in the amount of $10,385.00 and the installment of Additional Rent in the amount of $12,462.00 due for the first full calendar month of the Term in which Basic Rent and Additional Rent, respectively, are due.

1.7    Tenant’s Proportionate Share. Tenant’s Proportionate Share of the Project (as defined in Section 1.21) is 10.81% (determined by dividing the Rentable Square Feet of the Premises by the Rentable Square Feet of the Project and multiplying the resulting quotient by one hundred and rounding to the second decimal place).

1.8    Parking Space Allocation. Tenant’s Parking Space Allocation is comprised as follows: Tenant’s agents, invitees, employees, customers and students will have the right to park passenger vehicles in up to a maximum of sixty (60) parking spaces (the “Student Garage Spaces”) within the Parking Garage (as defined in Section 1.20) as follows: (i) up to twenty-five (25) employees, customers and students of Tenant will have the right to park in the Parking Garage from and after 5:30 p.m., San Antonio, Texas time, each day; and (ii) up to an additional thirty-five (35) agents, invitees, employees, customers and students of Tenant will have the right to park in the Parking Garage from and after 6:30 p.m., San Antonio, Texas time, each day. In addition to the Student Garage Spaces, Tenant’s agents, invitees, employees and/or instructors will have the right to park passenger vehicles in up to a maximum of ten (10) non-reserved parking spaces (the “Instructor Garage Spaces”) in the Parking Garage at any time during the day and/or evening (i.e., without any time restriction).

1.9    Parking Rent. For and in consideration of the rights of Tenant and Tenant’s agents, invitees, employees, instructors, customers and students to park in the Student Garage Spaces and the Instructor Garage Spaces, Tenant will pay the following monthly fees to Landlord: (a) $20.00 per month for each of the Student Garage Spaces; and (b) the prevailing monthly contract rate for the Instructor Garage Spaces, as prevailing from time to time, plus state and local taxes (the “Parking Rent”). The current rate is $90.00 per space per month for each of the Instructor Garage Spaces. In connection with the foregoing, but without limiting the maximum number of parking spaces reserved for Tenant’s use during the term of this Lease as set forth herein above, for and with respect to each calendar quarter during the term of this Lease, Tenant shall be responsible and liable to pay the Parking Rent for, and Tenant and Tenant’s agents, invitees, employees, instructors, customers, students, and visitors shall have the right to use, only the number of Student Garage Spaces and Instructor Garage Spaces specified by Tenant in a written notice (each, a “Parking Notice”) provided by Tenant to Landlord’s Parking Contact (defined below) via email at least forty-five (45) days prior to the first day of each calendar quarter during the term of this Lease. If Tenant fails to deliver a Parking Notice as aforesaid at least forty-five (45) days prior to the first day of any calendar quarter during the term of this Lease, then, for and with respect to any such calendar quarter, Tenant shall be deemed to require use of sixty (60) Student Garage Spaces and ten (10) Instructor Garage Spaces. Tenant shall have the right to modify the number of parking spaces specified in any Parking Notice by delivery of written notice to Landlord’s Parking Contact via email at least forty-five (45) days prior to the first day of the relevant calendar quarter. As used herein, “Landlord’s Parking Contact” means Tammy Cunningham, whose email address is tjames@westoncentre.com. Landlord may replace Landlord’s Parking Contact at any time during the term of this Lease by providing written notice thereof to Tenant in accordance with Section 19.4 below. The garage access is currently automated and, at all times during the Term, shall be available for use twenty-four (24) hours per day, seven (7) days per week.

1.10    Renewal Option. If Tenant is not in default beyond any notice and opportunity to cure period, Tenant shall have the right to renew this Lease for one (1) additional term of five (5) years. The rental rate for the renewal term shall be at the then-current rate for the Rand Building which will be provided to Tenant within ten (10) days following Tenant’s written notice exercising the renewal option (the “Renewal Rate Notice”). Tenant may withdraw its exercise of the renewal option within ten (10) days after its receipt of the Renewal Rate Notice. Tenant will exercise the renewal option by giving Landlord not less than nine (9) months’ or more than twelve (12) months’ prior written notice before the expiration of the initial term.

1.11    Tenant Work. Landlord’s and Tenant’s obligations with respect to the Tenant Work are set forth in Exhibit B-1.

1.12    Broker(s).     Landlord’s: N/A    Tenant’s: N/A

1.13    Guarantor(s).        N/A

1.14    Landlord’s Notice
Address.

Rand Building, Ltd.
c/o Weston Urban, LLC
112 East Pecan, Suite 100
San Antonio, TX 78205
Attention: Heath Cover
E-mail: heath@westonurban.com

With a copy to	Weston Properties, L.C.
112 East Pecan, Suite 175
San Antonio, TX 78205
Attention: Tammy Cunningham
E-mail: tjames@westoncentre.com

1.15    Tenant’s
Notice Address.

c/o Rackspace US, Inc.
1 Fanatical Place
San Antonio, Texas 78218
Attn: Brian Carney

1.16    Building. The building having an address of 110 E. Houston Street, San Antonio, TX 78205, containing approximately 105,972 Rentable Square Feet and commonly known as the Rand Building.

1.17    Land. The land on which the Building and Parking Garage are located, as more particularly described on Exhibit A-2.

1.18    Common Area. All areas from time to time designated by Landlord for the general and nonexclusive common use or benefit of Tenant, other tenants of the Project, and Landlord, including, without limitation, driveways, entrances and exits, loading areas, landscaped areas, open areas, walkways, atriums, concourses, ramps, hallways, stairs, washrooms, lobbies, elevators, Parking Garage, Service Areas (as defined in Section 1.19) and common trash, vending or mail areas.

1.19    Service Areas. Maintenance and utility rooms and closets, together with common pipes, conduits, wires and appurtenant equipment within such maintenance and utility rooms and closets or elsewhere in the Building or the Parking Garage, exterior lighting, and exterior utility lines.

1.20    Parking Garage. The adjacent parking garage having an address of 121 Soledad, San Antonio, TX 78205, containing Common Area and approximately 9,317 Rentable Square Feet. The Parking Garage and the Building are connected for access on the second (2nd) and fifth (5th) floors.

1.21    Project. The Land, Building, Common Area, and Parking Garage, containing approximately 115,289 Rentable Square Feet.

1.22    Rentable Square Feet (Foot) or Rentable Area. The rentable area within the Premises, Building or Project deemed to be the amounts set forth in this Article I. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Premises, Building, Parking Garage and Project are correct and shall not be remeasured, except as provided in Section 2.2.

1.23    Permitted Use. Solely for general business office purposes and uses incidental thereto, and provision of IT-related educational courses to the public, subject to and in accordance with the terms, covenants and conditions set forth in this Lease, and applicable governmental regulations, restrictions and permitting (without the necessity of obtaining any zoning changes, conditional use permits or other special permits).

1.24    Lease Year. Each consecutive 12 month period elapsing after: (i) the Commencement Date if the Commencement Date occurs on the first day of a month; or (ii) the first day of the month following the Commencement Date if the Commencement Date does not occur on the first day of a month. If the Commencement Date does not occur on the first day of a month, the first Lease Year shall include the additional days, if any, between the Commencement Date and the first day of the month following the Commencement Date.

1.25    Calendar Year. For the purpose of this Lease, Calendar Year shall be a period of 12 months commencing on each January 1 during the Term, except that the first Calendar Year shall be the period starting on the Commencement Date and ending on December 31 of that same year, and the last Calendar Year shall be the period starting on the last January 1 of the Term through the Expiration Date or earlier termination.

1.26    Interest Rate. The per annum interest rate listed as the U.S. “prime” rate as published from time to time under “Money Rates” in the Wall Street Journal plus 5%, but in no event greater than the maximum rate permitted by law, statute, ordinance or govern-mental rule or regulation which is now in force or which may be enacted or promulgated after the Lease Date (“Law”). In the event the Wall Street Journal ceases to publish such rates, Landlord shall choose, at Landlord’s reasonable discretion, a similarly published rate.

1.27    Agents.     Officers, partners, directors, employees, agents, licensees, contractors, customers and invitees; to the extent customers and invitees are under the principal’s control or direction.

II. PREMISES

2.1    Lease of Premises. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term and upon the terms and conditions set forth in this Lease. As an appurtenance to the Premises, Tenant shall have the general and nonexclusive right, together with Landlord and the other tenants of the Project, to use the Common Area subject to the terms and conditions of this Lease; provided, however, except to the extent Landlord’s prior written approval is obtained, Landlord excepts and reserves exclusively to itself the use of roofs and Service Areas. Tenant hereby acknowledges that the Premises is one of two floors in the Building that has an access connection to the Parking Garage. Tenant further acknowledges that other tenants, their employees and invitees may access the Building from the Parking Garage on the fifth (5th) floor and proceed from that point to other areas of the Building. Tenant covenants that Tenant or Tenant’s employees or agents will not block such other tenants, their employees and invitees from accessing the Building or the Parking Garage through the Fifth Floor Common Area (defined in Section 15.9).

2.2    Quiet Enjoyment; Landlord’s Reservations. Landlord covenants that so long as there is no uncured Event of Default, Tenant shall during the Term peaceably and quietly occupy and enjoy possession of the Premises and, except in the event of an emergency, have access to the Premises and the Parking Garage on all days and at all times during the Term, without hindrance by Landlord or any party claiming through or under Landlord, subject to the provisions of this Lease, any restrictions effective as of the Lease Date, any Mortgage or Ground Lease (as such terms are defined in Section 17.1) to which this Lease is subordinate and Landlord’s reservations under this Lease. Provided Tenant’s use of, and access to, the Premises and Parking Garage is not materially adversely affected, Landlord reserves the right from time to time to: (i) install, use, maintain, repair, replace and relocate pipes, ducts, conduits, wires and appurtenant meters and equipment above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Project; (ii) make changes to the design and layout of the Project; (iii) use or close temporarily the Common Areas, and/or other portions of the Project while engaged in making improvements, repairs or changes to the Project; (iv) change the name(s) of the Project, the Building or the Parking Garage; and (v) adjust the Rentable Square Footage of the Project, the Building and the Parking Garage, in which case Landlord shall deliver notice to Tenant of the adjustment in Rentable Square Footage and any associated adjustment to Tenant’s Proportionate Share based on the formula set forth in Section 1.7. Notwithstanding anything to the contrary herein, Landlord shall not make any modifications to the Parking Garage which would reduce Tenant’s Parking Space Allocation. Further, in the event of invasion, mob, riot, or other circumstances rendering such action advisable in Landlord’s reasonable opinion, Landlord will have the right to prevent access to the Building or Project during the continuance of the same by such means as Landlord, in its reasonable discretion may deem appropriate, including, without limitation, locking doors and closing Common Areas.

2.3    Initial Construction. If Landlord is obligated to construct any improvements within the Premises then such construction shall be governed by the terms of the Work Agreement attached hereto as Exhibit B-1. Subject to any obligation of Landlord to construct Tenant Work (as defined in Exhibit B-1) and except as otherwise expressly set forth herein, Landlord shall have no obligations whatsoever to construct any improvements to the Premises and Tenant accepts the Premises “AS IS” and “with any and all faults”, and Landlord neither makes nor has made any representations or warranties, express or implied, with respect to the quality, suitability or fitness thereof of the Premises or the Project, or the condition or repair thereof. Subject to any obligation of Landlord to construct Tenant Work (as defined in Exhibit B-1) and except as otherwise expressly set forth herein, Tenant taking possession of the Premises shall be conclusive evidence for all purposes of Tenant’s acceptance of the Premises in good order and satisfactory condition, and in a state and condition satisfactory, acceptable and suitable for the Tenant’s use pursuant to this Lease.

2.4    Tenant's Security. Tenant will (1) lock the doors to the Premises (other than doors leading from outside the Premises to the Fifth Floor Common Area) and take other reasonable steps to secure the Premises (other than the Fifth Floor Common Area) and Tenant’s Property and the personal property of Tenant’s Agents in the Common Areas and Parking Garage, from unlawful intrusion, theft, fire, and other hazards, (2) keep and maintain in good working order all security devices installed on the Premises (other than in the Fifth Floor Common Area) by or for the benefit of Tenant (such as locks, smoke detectors, and burglar alarms), and (3) cooperate with Landlord and other tenants in the Building on security matters. Tenant acknowledges that any security measures employed by Landlord or any Parking Operator (as defined in Section 4.3.3(a)) are for the protection of Landlord; that Landlord is not a responsible for the security or safety of Tenant or Tenant’s Agents or their property; and that such security matters are the responsibility of Tenant and the local law enforcement authorities. Following Tenant’s receipt of Landlord’s prior approval (which approval shall not be unreasonably withheld, delayed or conditioned), Tenant is permitted to install, at Tenant’s expense, any additional security measures deemed necessary by Tenant in Tenant’s reasonable discretion including, without limitation, a key-card entry system; provided, however, such security measures shall not prevent Landlord from accessing the Premises to the extent permitted under Article VII.

III. TERM

3.1    Commencement Date. The Term shall commence on the Commencement Date and expire at 11:59 pm on the Expiration Date. If requested by Tenant, Landlord shall permit Tenant non-exclusive access (“Early Access Right”) to portions of the Premises prior to the Commencement Date for the limited purpose (“Early Access Activities”) of installing Cabling (as defined in Section 11.3) and Tenant’s equipment, furniture, inventory, trade fixtures and other personal property (collectively, “Tenant Property”); provided however, Tenant’s Early Access Right shall not commence until approximately thirty (30) days prior to the Commencement Date. Any access by Tenant to the Premises before the Commencement Date, whether pursuant to the Early Access Right or otherwise, shall be subject to the terms and conditions of this Lease; provided, however, except for the cost of services requested by Tenant, Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant is in possession of the Premises for the sole purpose of the Early Access Activities. Tenant’s early access shall be conditioned upon Tenant’s coordination of the Early Access Activities with Landlord so as not to interfere with Landlord or with other occupants of the Building. If Landlord, in its sole reasonable discretion, determines that any such interference has been or may be caused, then Landlord may terminate any access by Tenant to the Premises prior to Commencement Date upon written notice to Tenant.

3.2    Surrender of the Premises. Tenant shall peaceably surrender the Premises to Landlord on the Expiration Date or earlier termination of this Lease, in broom-clean condition and in as good condition as on the Commencement Date, including, without limitation, the repair of any damage to the Premises caused by the removal of any Alterations (as defined in Section 11.1) and Tenant Property from the Premises, except for Casualty damage that is Landlord’s responsibility to repair under Section 16.1 and reasonable wear and tear. If Tenant fails to remove the Alterations required to be removed hereunder and Tenant Property, and repair and restore the Premises and Project as required under this Section 3.2, then Landlord may (but shall not be obligated to) remove, repair and restore such Alterations and Tenant Property, in which case Tenant shall reimburse Landlord upon demand for the cost incurred by Landlord for such removal, repair and restoration (together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove, repair and restore the same). All Alterations and Tenant Property left on or in the Premises or the Project after the Expiration Date or earlier termination of this Lease will be deemed conclusively to have been abandoned and may be removed, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant or any other person and without obligation to account for them; provided, however, Tenant will pay Landlord upon demand for all expenses incurred by Landlord in connection with the same. Tenant’s obligations under this Section 3.2 will survive the expiration or other termination of this Lease.

3.3    Holding Over. In the event that Tenant fails to immediately surrender the Premises to Landlord on the Expiration Date or earlier termination of this Lease in accordance with Section 3.2, Tenant shall be deemed to be a tenant-at-sufferance (and not a month-to-month tenancy) pursuant to the terms and provisions of this Lease, except the daily Basic Rent shall be 150% of the daily Rent in effect on the Expiration Date or earlier termination of this Lease (computed on the basis of a 30-day month) for the first 60 days of the holdover period and, thereafter, twice the daily Rent in effect on the Expiration Date or earlier termination of this Lease (computed on the basis of a 30-day month). Notwithstanding the foregoing, if Tenant shall hold over after the Expiration Date or earlier termination of this Lease, Landlord may re-enter and take possession of the Premises without process, or by any legal process provided under applicable Texas Law. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, Tenant shall be liable to Landlord for all damages, including, without limitation, special or consequential damages, that Landlord suffers from the holdover.

IV. RENT

4.1    Basic Rent; Additional Rent; Rent. Tenant shall pay to Landlord Basic Rent in monthly installments in the amounts specified in Section 1.5, Operating Expense Rent in estimated monthly installments in accordance with Section 4.3.1, and Parking Rent in monthly installments in the amounts specified in Section 1.9. Unless otherwise set forth in the Lease, such monthly installments of Rent shall be payable, in advance, without demand, notice, deduction, offset or counterclaim except as specifically provided herein, on or before the first day of each and every calendar month during the Term. Landlord may credit any payment of Rent made by Tenant to the payment of any late charges then due and payable and to any Basic Rent or Additional Rent then past due before crediting to Basic Rent and Additional Rent currently due. Tenant’s covenant to pay Rent and the obligation of Tenant to perform Tenant’s other covenants and duties hereunder constitute independent, unconditional obligations to be performed at all times provided for hereunder, save and except only when an abatement thereof or reduction therein is expressly provided for in this Lease and not otherwise.

4.2    Method of Payment. Tenant shall pay Rent electronically via automatic debit, ACH credit or wire transfer to such account as Landlord designates in writing to Tenant. Alternatively, at Tenant’s option, Tenant may pay by good check or in lawful currency of the United States of America to such address as Landlord designates in writing to Tenant. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Rent shall be prorated based upon the number of days in such calendar month.

(a)

If Rent is paid by check, send to:

Attn:

Account No:
Account Name:

(b)

If Rent is paid by wire transfer:

Bank Name:
Account No:
Account Name:

4.3    Additional Rent for Operating Expenses. Tenant shall pay as Additional Rent to Landlord throughout the Term Tenant’s Proportionate Share of Operating Expenses (as defined in Section 4.3.3) (“Operating Expense Rent”). In the event the Expiration Date is other than the last day of a Calendar Year, Operating Expense Rent for applicable Calendar Year shall be appropriately prorated. Landlord, in its reasonable discretion, may equitably allocate Operating Expenses among office, retail or other portions or occupants of the Project.

4.3.1    Estimate Statement. Approximately 90 days after the beginning of each Calendar Year or as soon thereafter as practicable, Landlord shall submit a statement of Landlord’s estimate of Operating Expense Rent due from Tenant during such Calendar Year. In addition to Basic Rent, Tenant shall pay to Landlord on or before the first day of each month during such Calendar Year an amount equal to 1/12th of Landlord’s estimated Operating Expense Rent as set forth in Landlord’s statement. If Landlord fails to give Tenant notice of its estimated payments due for any Calendar Year, then Tenant shall continue making monthly estimated Operating Expense Rent payments in accordance with the estimate for the previous Calendar Year until a new estimate is provided. If Landlord determines that Landlord’s estimate of the Operating Expense Rent needs to be adjusted, then Landlord shall have the right to give a new statement of the estimated Operating Expense Rent due from Tenant for the balance of such Calendar Year and bill Tenant for any deficiency. Tenant shall thereafter pay monthly estimated payments based on such new statement.

4.3.2    Reconciliation Statement. Approximately 120 days after the expiration of each Calendar Year or as soon thereafter as practicable, Landlord shall submit a statement to Tenant showing the actual Operating Expenses Rent due from Tenant for such Calendar Year. If for any Calendar Year, Tenant’s estimated Operating Expense Rent payments exceed the actual Operating Expense Rent due from Tenant, then Landlord shall give Tenant a credit in the amount of the overpayment toward Tenant’s next monthly payment of estimated Rent. If the Term has expired or the

Lease has terminated, and no Event of Default (as defined in Section 18.1) exists, Landlord shall pay Tenant the total amount of such excess upon delivery of the reconciliation to Tenant. If for any Calendar Year, Tenant’s estimated Operating Expense Rent payments are less than the actual Operating Expense Rent, as applicable, due from Tenant, then Tenant shall pay the total amount of such deficiency to Landlord within 30 days after receipt of the reconciliation from Landlord. Landlord’s and Tenant’s obligations with respect to any overpayment or underpayment of Operating Expense Rent shall survive the expiration or termination of this Lease.

4.3.3    Operating Expenses Defined. As used herein, the term “Operating Expenses” means all expenses, costs and disbursements of every kind and nature, except for the exclusions set forth in Section 4.3.4), incurred by Landlord in connection with the ownership, maintenance, management and operation of the Project, including, without limitation, all costs, expenses and disbursements incurred or made in connection with the following:

(a)    Wages and salaries of all employees, whether employed by Landlord or any management companies (each a “Manager”) managing the Project (“Property Manager”) or the Parking Garage (“Parking Operator”) on Landlord’s behalf, to the extent engaged in the operation, security, management and maintenance of the Project or Parking Garage, as applicable, and all costs related to or associated with such employees or the carrying out of their duties, including uniforms and their cleaning, taxes, training, insurance and benefits;

(b)    A commercially reasonable management fee payable to Landlord or any Manager and the costs of equipping and maintaining a management office, including, but not limited to, rent, accounting, consulting and legal fees, and other administrative costs;

(c)    All supplies, tools, equipment and materials, including, without limitation, administrative, janitorial and lighting supplies and any equipment lease payments to the extent used in connection with the maintenance or operation of the Project;

(d)    All utilities, including, without limitation, electricity, water, sewer, telephone and gas, for the Project, together with the utility, telephone, mechanical, sanitary, storm-drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith;

(e)    All maintenance, together with associated maintenance, operating and service agreements, for the Project, including, without limitation, for (i) the Parking Garage, (ii) energy management, Base Building HVAC (as defined in Section 8.1), sanitary, storm-water drainage, elevator, mechanical, plumbing and electrical systems, (iii) window cleaning, (iv) janitorial service, (v) groundskeeping, interior and exterior landscaping and plant maintenance; (vi) repainting Common Areas, (vii) replacing Common Area wall coverings, window coverings, ceiling tiles and flooring, (viii) ice and snow removal, (ix) cleaning and servicing of any Project grease trap, (x) trash removal and (xi) the patching, painting, resealing and complete resurfacing of parking spaces in the Parking Garage and the Project’s roads, driveways, curbs, and walkways;

(f)    Premiums and deductibles paid for insurance relating to the Project;

(g)    All repairs to the Project, including interior, exterior, roof, structural or nonstructural repairs, and regardless of whether foreseen or unforeseen;

(h)     Any capital improvements made to the Project for the purpose of reducing Operating Expenses, enhancing the environmental sustainability, safety or security of the Project, or which are required under any Law that was not applicable to the Project as of the Lease Date, the cost of which shall be amortized on a straight-line basis over the improvement’s useful life, not to exceed the Project’s useful life, together with interest on the unamortized balance of such cost at the Interest Rate, or, if lower, such rate as may have been paid by Landlord on funds borrowed for the purposes of making such capital improvements, or, at Landlord’s election in the case of capital improvements that lower operating costs, the amortization amount will be the Landlord’s reasonable estimate of annual cost savings;

(i)    All licenses, permits, and inspection fees, together with the cost of contesting any Laws that may affect Operating Expenses and the costs of complying with any governmentally-mandated transportation-management or similar program;

(j)    Real Estate Taxes; and

(k)    Any dues, fees and assessments incurred under any covenants, reciprocal easement agreement or traffic management agreement or assessed by an owners’ association pursuant to the extent related to the operation or maintenance of the Project.

If the Project is not 100% occupied during any Calendar Year or if Landlord is not supplying services to 100% of the Project at any time during a Calendar Year, Operating Expenses shall, at Landlord’s option, be determined as if the Project had been 100% occupied and Landlord had been supplying services to 100% of the Project during the Calendar Year. The extrapolation of Operating Expenses under this provision shall be performed by appropriately adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Project.

4.3.4    Operating Expense Exclusions. Operating Expenses shall not include the following: (a) depreciation; (b) costs of tenant improvements incurred in renovating leased space for the exclusive use of a particular tenant of the Project; (c) brokers’ commissions and costs for marketing space in the Project; (d) Project mortgage principal or interest; (e) capital items other than those referred to in Section 4.3.3(h); (f) costs of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; (g) utilities charged directly to, or paid directly by, a tenant of the Project other than as a part of the Operating Expenses; (h) fines, interest and penalties incurred due to the late payment of Operating Expenses; (i) organizational expenses associated with the creation and operation of the entity which constitutes Landlord; (j) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Project under their respective leases; (k) costs of selling, financing or refinancing the Building; (l) legal fees, accounting fees or other professional or consulting fees in connection with the negotiation of tenant leases; (m) costs incurred (less costs of recovery) for any items to the extent covered by a manufacturer's, materialmen's, vendor's or contractor's warranty and/or a service contract; (n) any cost incurred in connection with the investigation or remediation of any "Hazardous Materials" (as defined in Section 9.2, below) located in, on, under or about the Premises as of the date hereof or any Hazardous Materials not stored, used, or released by Tenant, its employees, agents, contractors or invitees, and any cost incurred in connection with any government investigation, order, proceeding or report with respect thereto; (o) costs of initial construction of the Project, including the “Cost of the Tenant Work” (as defined in Exhibit B-1); (p) the cost of repairs required, or costs incurred, to cure violations of laws enacted and applicable to the Project existing prior to the date of this Lease; (q) damages and the cost of repairs necessitated by the gross negligence or willful misconduct of Landlord, or any tenant, employee, agent, contractor or vendor of Landlord; (r) the cost of incremental expense to Landlord incurred by Landlord in curing its defaults or any other cost attributable to a breach of any obligation of Landlord under this Lease; (s) legal fees, accounting fees, and other costs or expenses incurred in connection with disputes with tenants or occupants of the Building or associated with the enforcement of the terms of any leases with tenants or with any tenant default under any such leases, or the defense of Landlord's title or interest in the Project or any part thereof; (t) any operating costs incurred by Landlord to the extent the same are not for the benefit of the Project or equitably allocable to the Project, as reasonably determined by Landlord in accordance with sound accounting and property management practices and pursuant to the terms of this Lease; (u) costs for which Landlord is reimbursed by any tenant or any third party, other than payments by tenants on account of Operating Expenses; (v) amounts paid to Landlord or Landlord's subsidiaries or affiliates for goods and services furnished to the Project to the extent in substantial excess of competitive market rates for the same; (w) Landlord's general overhead, except as it relates specifically to the management and operation of the Project; (x) the cost of acquiring sculptures, paintings and other objects of art; (y) the costs of installing or operating any specialty service, such as an observatory, broadcasting facility, meeting room, conference center, special event space, luncheon club or athletic or recreational club; or (z) compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord which customarily sell products or services to the public, including tenants of the Building.

4.3.5    Real Estate Taxes. “Real Estate Taxes” means all federal, state, county or local governmental or municipal taxes, fees, charges, assessments, levies, licenses or other impositions, whether general, special, ordinary or extraordinary, that are paid or accrued during a Calendar Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing or operation of the Project. Real Estate Taxes shall include (a) real property taxes; (b) general and special assessments; (c) transit taxes; (d) leasehold taxes; (e) personal property taxes imposed upon the fixtures, machinery, equipment, systems, appurtenances, furniture and other personal property used in connection with the Project; (f) any tax on the rent, right to rent or other income from any portion of the Project or as against the business of leasing any portion of the Project; (g) any assessment, tax, fee, levy or charge imposed by any governmental agency, public improvement district or by any non-governmental entity pursuant to any private cost-sharing agreement, in order to fund the provision or enhancement of any fire-protection, street-, sidewalk- or road-maintenance, refuse-removal or other service that is normally provided by governmental agencies to property owners or occupants without charge (other than through real property taxes); and (h) margin taxes on revenue or income derived from the Project (“Margin Tax”) and any other assessment, tax, fee, levy or charge allocable or measured by the area of the Premises or by the Rent payable hereunder, including any business, gross income, gross receipts, sales or excise tax with respect to the receipt of such Rent. Any costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred in the compliance review of Real Estate Taxes or attempting to protest, reduce or minimize Real Estate Taxes shall be included in Real Estate Taxes for the year in which they are incurred. Landlord shall have no obligation to challenge Real Estate Taxes. If as a result of any such challenge, a tax refund is made to Landlord, then provided no Event of Default exists under this Lease, the amount of such refund less the expenses of the challenge shall be deducted from Real Estate Taxes due in the Calendar Year such refund is received; provided however that any tax refund shall be only applicable if this Lease was in force during the time period that the tax refund applies. In the case of any Real Estate Taxes which may be evidenced by improvement or other bonds or which may be paid in annual or other periodic installments, Landlord shall elect to cause such bonds to be issued or cause such assessment to be paid in installments over the maximum period permitted by Law. Notwithstanding any contrary provision hereof, Real Estate Taxes shall be determined without regard to any “green building” credit and shall exclude (i) except for the Margin Tax, all excess profits taxes, franchise taxes, gift taxes, transfer taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any Operating Expenses and (iii) any taxes paid by Tenant directly on Tenant’s Property. Tenant hereby waives any and all rights under Section 41.413 of the Texas Tax Code and any other applicable Laws to protest appraised values or to receive notice of reappraised values regarding the Project or other property of Landlord.

4.4    Sales or Excise Taxes. Tenant shall pay to Landlord, as Additional Rent, concurrently with payment of Basic Rent all taxes, including, but not limited to any and all sales, rent or excise taxes (but specifically excluding income taxes calculated upon the net income of Landlord) on Basic Rent, Additional Rent or other amounts otherwise benefiting Landlord, as levied or assessed by any governmental or political body or subdivision thereof against Landlord on account of such Basic Rent, Additional Rent or other amounts otherwise benefiting Landlord, or any portion thereof.

4.5    Method of Calculation. Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of this Lease for determining charges and amounts payable by Tenant are commercially reasonable and valid and constitute satisfactory methods for determining such charges and amounts as required by Section 93.012 of the Texas Property Code. TENANT FURTHER VOLUNTARILY AND KNOWINGLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ALL RIGHTS AND BENEFITS OF TENANT UNDER SUCH SECTION, AS IT NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED OR SUCCEEDED.

4.6    Tenant’s Personal Property Taxes. Tenant shall pay, 10 days before delinquency, any taxes levied against Tenant Property located in or about the Premises. If any such taxes are levied against Landlord or its property (or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such Tenant

Property), Landlord may pay such taxes (or such increased assessment) regardless of their (or its) validity, in which event Tenant, upon demand, shall repay to Landlord the amount so paid. If the Tenant Work or Alterations are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, the Real Estate Taxes levied against Landlord or the Property by reason of such excess assessed valuation shall be deemed taxes levied against Tenant Property for purposes of this Section 4.6. Notwithstanding any contrary provision hereof, Tenant shall pay, 10 days before delinquency, (i) any rent tax, sales tax, service tax, transfer tax or value added tax, or any other tax respecting the rent or services described herein or otherwise respecting this transaction or this Lease; and (ii) any taxes assessed upon the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of any portion of the Project.

4.7    Historical Status of the Project. Landlord may from time to time seek tax credits, abatements and other similar incentives based on the historic status of the Building and all such incentives shall inure to the benefit of Landlord; provided that any reduction in, or credit with respect to, ad valorem taxes resulting therefrom shall proportionately reduce Tenant’s contribution with respect to ad valorem taxes.

V. SECURITY DEPOSIT

Concurrently with its execution and delivery of this Lease, Tenant shall deposit with Landlord the Security Deposit, if any, as security for Tenant’s performance of its obligations hereunder. If Tenant breaches any provision hereof, Landlord may, at its option, without notice to Tenant, apply all or part of the Security Deposit to pay any past-due Rent, cure any breach by Tenant, compensate Landlord for any other loss or damage caused by such breach or remedy the condition of the Premises. If Landlord so applies any portion of the Security Deposit, Tenant, within three (3) days after demand therefor, shall restore the Security Deposit to its original amount. The Security Deposit is not an advance payment of Rent or measure of damages. Any unapplied portion of the Security Deposit shall be returned to Tenant within 30 days after the latest to occur of (a) the expiration of the Term, (b) Tenant’s surrender of the Premises as required hereunder, or (c) Tenant’s delivery to Landlord of notice of Tenant’s forwarding address. Landlord shall not be required to keep the Security Deposit separate from its other accounts. The Security Deposit shall not bear interest to Tenant. If Landlord shall sell or transfer its interest in the Building, Landlord shall have the right to transfer the Security Deposit to such purchaser or transferee, in which event Tenant shall look solely to the new landlord for the return of the Security Deposit, and Landlord thereupon shall be released from all liability to Tenant for the return of the Security Deposit, subject only to delivery to Tenant of any notice required under the Texas Property Code.

VI. PARKING

During the Term, Tenant shall pay the Parking Rent for the Parking Space Allocation and shall have the right to use the Parking Space Allocation in common with other tenants in the Building and other parties to whom Landlord grants the right to park in the Parking Garage. All parking rights are subject to the Rules and Regulations (as defined in Article XIV), validation, key-card, sticker or other identification systems set forth by Landlord from time to time. Landlord may restrict certain portions of or parking spaces in the Parking Garage for the exclusive use of one or more tenants of the Building and may designate other areas to be used at large by customers and visitors of tenants of the Building and other parties to whom Landlord grants the right to park in the Parking Garage. Landlord reserves the right, but shall not be obligated, to impose traffic controls, provide security protection and delegate the operation of the Parking Garage to a Parking Operator. If Landlord delegates the operation of the Parking Garage to a Parking Operator, then (i) such Parking Operator shall have all the rights of control reserved herein by Landlord and (ii) if requested by Landlord, Tenant shall enter into a parking agreement with such Parking Operator pursuant to which Tenant shall pay such Parking Operator, rather than Landlord, the Parking Rent. Tenant’s parking rights and privileges described herein are personal to Tenant and may not be assigned or transferred, except in connection with an assignment or sublease approved by Landlord pursuant to Article XIII. Landlord shall have the right to cause to be removed at the vehicle owner’s cost any vehicles of Tenant or its Agents that are parked in violation of this Lease or in violation of the Rules and Regulations of the Building, without Landlord becoming liable to Tenant or Tenant’s Agents for any injury or damage caused in connection with such removal. Tenant’s inability to use the Parking Space Allocation will not relieve Tenant of any of its obligations under the Lease.

VII. RIGHT OF ENTRY

Tenant shall permit Landlord, Property Manager and their respective Agents to enter the Premises without charge therefor to Landlord and without diminution of Rent or claim of constructive eviction: (i) to clean, inspect and protect the Premises and the Project; (ii) to perform such maintenance and repairs to the Premises or any portion of the Building, including other tenants’ premises, which Landlord determines to be reasonably necessary; (iii) to exhibit the same to prospective purchaser(s) of the Building or the Project to present or future Mortgagees or Ground Lessors; (iv) to exhibit the same to prospective tenants during the last 9 months of the Term; (v) or during any period when an Event of Default exists. Landlord will endeavor to minimize, as reasonably practicable, any interference with Tenant’s business and shall provide Tenant with prior notice of entry into the Premises (which may be given verbally or via email), except with respect to the provision of janitorial services after Normal Business Hours (as defined in the Rules and Regulations) or in the event of an apparent emergency condition arising within or affecting the Premises that endangers or threatens to endanger property or the safety of individuals. Tenant may, at its option, require that Landlord be accompanied by a representative of Tenant during any such entry, excluding any emergency and the provision of janitorial services, provided that such representative of Tenant does not interfere with or delay Landlord exercising its rights or satisfying its obligations under this Lease.

VIII. SERVICES AND UTILITIES

8.1    Ordinary Services to the Premises. Landlord shall furnish to the Premises throughout the Term so long as the Premises are occupied: (i) the heating, ventilation, and air conditioning system serving the Building (“Base Building HVAC”) in such quantity and of such quality, and in temperature ranges and at such humidity levels, as are consistent with comparable office buildings in San Antonio, Texas, at such time periods as required by Tenant (including, for the avoidance of doubt, after Normal Business Hours), as determined by Tenant in its sole and absolute discretion and specified by Tenant from time to time in writing to Landlord; (ii) reasonable janitorial service five days per week (less any legal holidays observed by the federal government), including trash removal from the Premises; (iii) reasonable use of all existing basic intra-Building telephone and network cabling; (iv) water supplied by the applicable public utility from points of supply for Building standard use; (v) Common Area restrooms; (vi) elevator service; and (vii) electricity for Building standard lighting, personal computers, printers, copiers and other customary business equipment, but not including electricity required for Supplemental HVAC (as defined in Section 8.3) and any other equipment of Tenant that exceeds the Building standard electrical design load or the capacity of the Project’s feeders, risers or wiring installation (“Excess Electricity Use”). The cost of all services provided by Landlord hereunder shall be included within Operating Expenses, unless charged directly (and not as a part of Operating Expenses) to Tenant or another tenant of the Project. Landlord may establish reasonable measures to conserve energy and water.

8.2    HVAC Service. As the electricity for the Premises Base Building HVAC is separately metered, there shall be no additional charge for after-hours use (without limitation of Tenant’s Separately-Metered Utility Use reimbursement to Landlord).

8.3    Separate Meters. Without first obtaining Landlord’s consent, Tenant shall not install or operate in the Premises (i) any equipment or other machinery that may generate or require Excess Electricity Use or use of water or Base Building HVAC in excess of Building standard; (ii) any equipment or machinery that will require any changes to plumbing, Base Building HVAC, electrical or life-safety systems serving the Building; or (iii) any equipment which exceeds the floor load capacity per square foot for the Building. Landlord’s consent to such installation or operation may be conditioned upon the payment by Tenant of additional compensation for any excess consumption of utilities and any additional power, wiring, cooling or other service that may result from such equipment. At Landlord’s expense, Landlord shall install separate meters (“Meters”) as a part of the Tenant Work in order to measure Tenant’s utility usage (“Separately-Metered Utility Use”) in the Premises, including, without limitation, Excess Electricity Use and use of water or Base Building HVAC, including, without limitation, for any computer server rooms in the Premises and for heating, ventilation and air conditioning systems used by Tenant in addition to Base Building HVAC (“Supplemental HVAC”). Tenant shall pay Landlord, within 30 days after Landlord’s delivery of an invoice, the cost of any Separately-Metered Utility Use, including any costs of operating and maintaining any Meters or other equipment that is installed in order to supply or measure such Separately-Metered Utility Use.

8.4    Additional Services. Should Tenant desire any other additional services beyond those described in Sections 8.1 or 8.2 or pursuant to Section 8.3, Landlord may (at Landlord's option), if requested by Tenant with reasonable prior notice to Landlord, furnish such services, and Tenant agrees to pay Landlord upon demand Landlord's additional expenses resulting therefrom. Landlord may, from time to time during the Term, set a charge for such additional services, or a per hour charge for additional or after hours service which shall include the utility, service, labor, and administrative costs and a cost for depreciation of the equipment used to provide such additional or after hours service. At Tenant’s expense payable to Landlord, within thirty (30) days of demand, Landlord shall also have the right to install and operate any machinery or equipment that Landlord considers reasonably necessary to restore the temperature balance between the Premises and the rest of the Building, including equipment which modifies the Base Building HVAC, if Landlord determines that the density of staff in the Premises exceeds the density limitations set forth in the Rules and Regulations or that the electricity used by Tenant materially affects the temperature otherwise maintained by the Base Building HVAC or generates substantially more heat than that which is normally generated by other tenants in the Building. In addition, if Tenant installs or operates machines and equipment which cause noise or vibration that is objectionable to Landlord or any other Project tenant, then Tenant shall install and maintain, at its expense, vibration eliminators or other devices sufficient to eliminate such noise and vibration.

8.5    Interruption of Utilities or Services. Except as expressly provided in this Section 8.5, neither a Service Interruption (as defined herein) nor Landlord’s exclusion from the Building or Project of any person shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation under this Lease. “Service Interruption” means (a) any failure to furnish, delay in furnishing, discontinuance, or diminution in the quality or quantity of any service Landlord has agreed to supply resulting from any application of any Law, failure of equipment, accident, performance of maintenance, repairs, improvements or alterations, utility interruption or surge, Event of Force Majeure (as defined in Section 19.14), or compliance with any mandatory or voluntary governmental energy conservation or environ-mental protection program. Notwithstanding the foregoing, if all or a material portion of the Premises is made untenantable for more than five (5) consecutive business days after notice from Tenant to Landlord by a Service Interruption to any service Landlord is obligated to provide under Section 8.1 and such Service Interruption is restricted to the Project, is not caused by an Event of Force Majeure, and can be corrected by Landlord through commercially reasonable efforts, then as Tenant’s sole remedy, Rent shall abate for the period beginning on the day immediately following such 5-business-day period (and shall not be retroactive) and ending on the day such Service Interruption ends, but only in proportion to the percentage of the Rentable Square Footage of the Premises made untenantable and that Tenant actually ceases to occupy as a result of such Service Interruption.

8.6    Telephone and Communication Charges. All telephone and other communication utility service used by Tenant in the Premises shall be paid for directly by Tenant, except to the extent the cost of same is included within Operating Expenses.

IX. USE AND REQUIREMENTS OF LAW

9.1    Use. Tenant shall not, and shall not permit Tenant’s Agent’s to, (a) use the Premises for any purpose other than the Permitted Use, (b) do anything in or about the Premises that (i) violates any of the Rules and Regulations or any recorded covenants and restrictions affecting the use, condition, configuration and occupancy of the Premises, (ii) damages the reputation of the Project, (iii) interferes with, injures or annoys other occupants of the Project, or (iv) constitutes a nuisance or waste. Tenant, at its expense, shall comply with all Laws relating to (a) the operation of its business at the Project, (b) the use, condition, configuration or occupancy of the Premises (except to the extent of Landlord’s obligations under Sections 9.2 and 9.3.1 and under Exhibit B-1 with respect to the Tenant Work), (c) the Building systems located in or exclusively serving the Premises (other than Building systems located in the Fifth Floor Common Area but not exclusively serving the Premises); or (d) the certificate of occupancy issued for the Building and the Premises. If, in order to comply with any such Law, Tenant must obtain or deliver any permit, certificate or other document evidencing such compliance, Tenant shall provide a copy of such document to Landlord promptly after obtaining or delivering it. If a change to any Common Area, the Building structure, or any Building system located outside of and not exclusively serving the Premises becomes required under Law (or if any such requirement is enforced) as a proximate result of any specific Alteration made by or at the request of Tenant (as opposed to changes that would be required as the result of the review of Law requirements by a governmental authority regardless of which alterations or improvements to the Project triggers such a review), the installation of Tenant Property, or any use of the Premises other than general office use, then Landlord shall have the right to make such change and Tenant shall pay as Additional Rent to Landlord the cost of making such change, plus a construction supervision fee in an amount up to 5% of the cost of such change, within 30 days after Landlord’s demand; provided, however, Landlord shall have the option to require Tenant to make such change, in which case Tenant shall make such change promptly upon Landlord’s demand at Tenant’s cost.

9.2    Hazardous Materials. Tenant shall not, and shall not permit Tenant’s Agents, to bring on the Premises or the Project, any asbestos, petroleum or petroleum products, used oil, explosives, toxic materials or substances defined as hazardous wastes, hazardous materials or hazardous substances under applicable Laws (“Hazardous Materials”), except for routine office and janitorial supplies used on the Premises and stored in minimal quantities in compliance with all applicable environmental Laws. In the event of any release of Hazardous Materials on, from, under or about the Premises or the Project as the result of Tenant’s occupancy of the Premises, then Landlord shall have the right to clean up, remove, remediate and repair any contamination or other damage in conformance with the requirements of applicable Law and Tenant shall pay as Additional Rent to Landlord the cost of such work, plus a construction supervision fee in an amount up to 10% of the cost of such work, within 30 days after Landlord’s demand; provided, however, Landlord shall have the option to require Tenant to perform such work, in which case Tenant shall perform such work promptly upon Landlord’s demand at Tenant’s cost. Tenant shall immediately give Landlord written notice (a) of any suspected breach of this Section 9.2, (b) upon learning of the release of any Hazardous Materials, or (c) upon receiving any notices from governmental agencies or other parties pertaining to Hazardous Materials present in or otherwise affecting the Premises. Landlord shall have the right from time to time, but not the obligation, to enter upon the Premises in accordance with Article VII to conduct such inspections and undertake such sampling and testing activities as Landlord deems necessary or desirable to determine whether Tenant is in compliance with this Section 9.2.

9.3    ADA Compliance. Notwithstanding anything to the contrary in this Lease, Sections 9.3.1 and 9.3.2 shall govern the parties’ compliance with the Americans With Disabilities Act of 1990, as amended from time to time, Public Law 101-336; 42 U.S.C. §§12101, et seq. (the foregoing, together with any similar Texas Law governing access for the disabled or handicapped collectively referred to as the “ADA”).

9.3.1    Landlord’s ADA Obligations. To the extent governmentally required as of the Commencement Date of this Lease, Landlord shall be responsible for the cost of compliance with Title III of the ADA, and such cost shall not be included as an Operating Expense of the Project, with respect to (i) if Landlord is obligated to perform the Tenant Work, then the Tenant Work (as defined in Exhibit B-1) (provided that the cost thereof shall be included in the Cost of the Tenant Work (as defined in Exhibit B-1) and applied to any tenant improvement allowance available for the same; and (ii) any repairs, replacements or alterations to the Common Areas of the Project and the Fifth Floor Common Area. To the extent governmentally required subsequent to the Commencement Date of this Lease as a result of an amendment to Title III of the ADA or any regulation thereunder enacted subsequent to the Commencement Date of this Lease, Landlord shall be responsible for compliance with Title III of the ADA with respect to any repairs, replacements or alterations to the Common Area of the Project, and such expense shall be included as an Operating Expense of the Project; provided, however, Landlord’s responsibility under this Section 9.3.1 shall not include any repairs, replacements or alterations that are Tenant’s responsibility under Section 9.1 in connection with Alterations.

9.3.2    Tenant’s ADA Obligations. To the extent governmentally required, Tenant shall be responsible for compliance from and after the Commencement Date and throughout the Term, at its expense, with Titles I and III of the ADA with respect to Tenant’s use of the Premises other than the Fifth Floor Common Area, Alterations to the

Premises made by or at the request of Tenant, those portions of the Premises Tenant is obligated to maintain under Section 10.2 and, to the extent required under Section 9.1, the Common Areas, the Building structure, and any Building system. Landlord shall have the right to perform any work required to achieve such compliance and Tenant shall pay Additional Rent to Landlord the cost of such work, plus a construction supervision fee in an amount up to 5% of the cost of such work, within 30 days after Landlord’s demand; provided, however, Landlord shall have the option to require Tenant to perform such work, in which case Tenant shall perform such work promptly upon Landlord’s demand at Tenant’s cost.

X. MAINTENANCE AND REPAIR

10.1    Landlord’s Obligation. Landlord will maintain, repair and restore in reasonably good order and condition (i) the Common Area; (ii) the mechanical, plumbing, electrical and Base Building HVAC equipment serving the Building; (iii) the structure of the Building (including roof, exterior walls and foundation); (iv) exterior windows of the Building; (v) Building standard lighting; and (vi) the Fifth Floor Common Area. The cost of such maintenance and repairs to the Building shall be included in the Operating Expenses and paid by Tenant as Operating Expense Rent as provided in Section 4.3; provided, however, Tenant shall pay as Additional Rent to Landlord the cost of any maintenance, repair or restoration necessitated by the negligence or willful misconduct of Tenant or its Agents or invitees, plus a construction supervision fee in an amount up to 5% of the cost of such work, within 30 days after Landlord’s demand. Tenant waives all rights to make repairs at the expense of Landlord, to deduct the cost of such repairs from any payment owed to Landlord under this Lease, to claim a lien under §91.004(b) of the Texas Property Code or any other Law against the Rent, the Project or Landlord’s property, or to vacate the Premises.

10.2    Tenant’s Obligation. Subject to Landlord’s express obligations set forth in Section 10.1, Tenant, at its expense, shall maintain the Premises (other than the Fifth Floor Common Area) in good condition and repair, reasonable wear and tear and Casualty governed by the provisions of Section 16.1 excepted. Tenant’s obligation shall include without limitation the obligation to maintain and repair all (i) interior walls; (ii) floor coverings; (iii) ceilings; (iv) doors; (v) entrances to the Premises (but not entrances leading from outside the Premises to the Fifth Floor Common Area); (vi) Supplemental HVAC systems within the Premises; (vii) private restrooms and kitchens, including hot water heaters, dishwashers, plumbing and similar facilities serving Tenant exclusively; and (viii) Tenant Work and Alterations; provided that Landlord shall be responsible for the maintenance of each of such items in the Fifth Floor Common Area. Tenant will promptly advise Landlord of any damage Tenant observes to the Premises and, except in the event of an emergency, provide at least 5 days prior notice before commencing any work (including, but not limited to, any maintenance, repairs or Alteration) to remedy such damage in or to the Premises, together with the names, addresses and insurance certificates evidencing compliance with Landlord’s insurance requirements of the general contractor and major mechanical, electrical and plumbing subcontractors for the proposed work. Notwithstanding the foregoing, Landlord shall have the right to perform any such work in which case Tenant shall pay as Additional Rent to Landlord the cost of such work, plus a construction supervision fee in an amount up to 5% of the cost of such work, within 30 days after Landlord’s demand. If Landlord does not elect to perform such work and Tenant fails to make any repairs to the Premises for more than 30 days after notice from Landlord (although notice shall not be required in the event of an apparent emergency condition arising within or affecting the Premises that endangers or threatens to endanger property or the safety of individuals), Landlord may, at its option, cause all required maintenance or repairs, restorations or replacements to be made and Tenant shall pay Landlord pursuant to this Section 10.2.

10.3    Cooling Tower Maintenance. Landlord agrees to provide Tenant with at least two (2) weeks written notice before shutting down the Building’s cooling tower for scheduled maintenance. In the event of an emergency condition in connection with the cooling tower, no prior notice shall be required before Landlord shuts down the cooling tower for repair.

XI. ALTERATIONS

11.1    Consent to Alterations. Tenant shall not make or permit any alterations, decorations, additions or improvements of any kind or nature to the Premises or the Project, whether structural or nonstructural, interior, exterior or otherwise (“Alterations”) without the prior written consent of Landlord, which consent not to be unreasonably withheld or delayed. For the avoidance of doubt, “Alterations” do not include the Tenant Work. Landlord may impose any reasonable conditions to its consent, including, without limitation: (a) prior approval of the plans and specifications and contractor(s) with respect to the Alterations; (b) a construction supervision fee up to 5% of the cost of the Alterations; (c) evidence of insurance maintained by the contractor and subcontractors as Landlord may reasonably require; (d) delivery to Landlord of completion affidavits and written mechanic’s and materialmen’s lien waivers signed and acknowledged by all general contractors and major mechanical, electrical and plumbing subcontractors, materialmen and suppliers (which the total amount of the contract or proposed work is $5,000 or more) participating in the Alterations; (e) delivery of permits, certificates of occupancy, “as-built” plans, and equipment manuals; and (f) any security for performance or payment that is reasonably required by Landlord.

11.2    Performance of Alterations. Any Alterations made on or about the Premises must be performed (a) in accordance with applicable Laws, any required governmental permits; the plans and specifications approved by Landlord and the terms and provisions of this Lease and (b) in a good and workmanlike manner by the contractor(s) approved by Landlord using material of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. If the Alterations are not performed as herein required, Landlord shall have the right, at Landlord’s option, to halt any further Alterations until Tenant remedies any noncompliance or to require Tenant to return the Premises to its condition before such Alterations. Notwithstanding anything to the contrary in this Article XI, Landlord shall have the right, at its option, to perform any of Tenant’s requested Alterations, in which case Tenant shall pay as Additional Rent to Landlord the cost of such Alterations, plus a construction supervision fee in an amount up to 5% of the cost of such work, within 30 days after Landlord’s demand.

11.3    Cabling; Telecommunications. All computer, telecommunications or other cabling, wiring and associated appurtenances (collectively, “Cabling”) installed by, or on behalf of, Tenant inside any of the interior walls of the Premises, above the ceiling of the Premises, in any portion of the ceiling plenum above or below the Premises, or in any portion of the Common Areas of the Building, including but not limited to any of the shafts or utility rooms of the Building, shall be clearly labeled or otherwise identified as having been installed by Tenant. All Cabling installed by, or on behalf of, Tenant shall constitute Alterations and must comply with the requirements of the National Electric Code and any other applicable fire and safety codes. Tenant and Tenant’s telecommunications companies, including but not limited to, local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to the Premises or the Project for the installation and operation of telecommunications systems, including but not limited to, voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant’s telecommunications within the Building without Landlord’s prior written consent, such consent not to be unreasonably withheld.

11.4    Removal of Alterations and Cabling. Before the expiration of the Term or earlier termination of this Lease Tenant shall remove at Tenant’s expense (a) at Landlord’s option, all Cabling installed by Tenant anywhere in the Premises or the Building to the point of the origin of such Cabling and (b) at Landlord’s election, all or any part of the Alterations, whether made with or without the consent of Landlord. With respect to any Alterations Landlord does not require to be removed, Tenant shall surrender the Premises, together with such Alterations, in the condition required by Section 3.2. If Landlord requires the removal of all or part of the Alterations, Tenant, at its expense, shall repair any damage to the Premises or the Project caused by such removal and restore the Premises and the Project to the condition required by Section 3.2. For purposes of this Section 11.4, Alterations are deemed to include any specialized Tenant Work or leasehold improvements, of which Landlord notifies Tenant, at the time of Landlord’s approval of the plans and specifications therefor, must be removed at the expiration of the Term or earlier termination of the Lease (“Specialized Tenant Improvements”). Notwithstanding anything to the contrary in this Article XI, Landlord shall have the right, at its option, to perform the work to remove any of Tenant’s Cabling and other Alterations Landlord is permitted to designate for removal pursuant to the terms of this Lease, in which case Tenant shall pay as

Additional Rent to Landlord the cost of such removal and associated repairs and restoration, plus a construction supervision fee in an amount up to 5% of the cost of such work, within 30 days after Landlord’s demand.

11.5    Mechanics’ Liens. Tenant will pay or cause to be paid all costs and charges for: (i) Alterations and other work done by Tenant or on behalf of Tenant in or to the Premises; and (ii) materials furnished for or in connection with such work. Tenant shall keep the Project free from any lien arising out of any work performed, material furnished or obligation incurred by or on behalf of Tenant. Tenant will immediately give Landlord written notice of any notice that Tenant receives that any such lien has been or may be filed against the Premises or any part of the Project. Tenant shall remove any such lien within 10 business days after notice from Landlord, and if Tenant fails to do so, Landlord, without limiting its remedies, may pay the amount necessary to cause such removal, whether or not such lien is valid. The amount so paid, together with reasonable attorneys’ fees and expenses, shall be reimbursed by Tenant upon demand.
XII. SIGNS

Landlord shall include Tenant’s name in any tenant directory located in the lobby on the first floor of the Building. If any part of the Premises is located on a multi-tenant floor, Landlord, at Tenant’s cost, shall provide identifying suite signage for Tenant comparable to that provided by Landlord on similar floors in the Building. Tenant may not install without Landlord’s prior reasonable consent (a) any advertisements, notices or signs outside the Premises or visible from outside the Premises or Building, or (b) any window coverings, blinds or similar items that are visible from outside the Premises or Building. Landlord shall have the right to perform any installations Tenant requests pursuant to this Article XII and to remove any installations made by Tenant in violation of this Article XII, in which case Tenant shall pay as Additional Rent to Landlord the cost of such installations or removal, as applicable, together with any associated repairs and restoration, plus a construction supervision fee in an amount up to 5% of the cost of such work, within 30 days after Landlord’s demand. Subject to all applicable historical regulations and other applicable sign regulations in the City of San Antonio, Tenant shall be permitted to install signage in the Fifth Floor Common Area (defined in Section 15.9) in the location and pursuant to the plans and specifications reasonably approved by Landlord.

XIII. ASSIGNMENT AND SUBLETTING

13.1    Transfer. Tenant shall not assign, transfer, mortgage or otherwise encumber this Lease or sublet or rent (or permit a third party to occupy or use) all or any portion of the Premises (each a “Transfer”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld. A Transfer shall also include the following: (a) if Tenant is a closely held professional service firm, the withdrawal or change (whether voluntary, involuntary or by operation of law) of 25% or more of its equity owners within a 12-month period; and (b) in all other cases, any transaction(s) resulting in the acquisition of a Controlling Interest (defined below) by one or more parties that did not own a Controlling Interest immediately before such transaction(s). As used herein, “Controlling Interest” means any direct or indirect equity or beneficial ownership interest in Tenant that confers upon its holder(s) the direct or indirect power to direct the ordinary management and policies of Tenant, whether through the ownership of voting securities, by contract or otherwise (but not through the ownership of voting securities listed on a recognized securities exchange).

13.2    Landlord’s Consent. Within 30 days following Landlord’s receipt of Tenant’s request for Landlord’s consent to a proposed Transfer, together with all information required to be delivered by Tenant pursuant to the provisions of this Section 13.2, Landlord shall: (i) consent to such proposed Transfer; (ii) refuse such consent; or (iii) elect to terminate this Lease in the event of any Transfer, other than a sublease, in which case Landlord may elect to terminate this Lease as to the portion of the Premises that is the subject of the Transfer. Any Transfer without Landlord’s written consent shall be voidable by Landlord and, at Landlord’s election, constitute an Event of Default. Without limiting other instances in which Landlord may reasonably withhold consent to a Transfer, Landlord and Tenant acknowledge that Landlord may withhold consent (a) if an Event of Default exists under this Lease or if an Event of Default would exist but for the pendency of any cure periods provided under Section 18.1; (b) if the proposed rent payable under the sublease is less than prevailing rent rates Landlord is then offering for available space in the Project, or if there is no available space in the Project, the prevailing fair market rates for available space in properties comparable to the Project in downtown San Antonio, Texas; or (c) if the proposed assignee, sublessee, occupant or other transferee (each “Transferee”) is (i) a governmental entity; (ii) a person or entity with whom Landlord has negotiated for space in the Project or for whom Landlord has space available in the Project that would meet such person or entity’s needs; (iii) a present tenant in the Project; (iv) a person or entity whose tenancy in the Project would not be a Permitted Use or would violate any exclusivity arrangement which Landlord has with any other tenant; (v) a person or entity of a character or reputation or engaged in a business which is not consistent with the quality of the Project; or (vi) not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under this Lease on the date consent is requested. Notwithstanding any contrary provision hereof, (a) if Landlord consents to any Transfer pursuant to this Section 13.2 but Tenant does not enter into such Transfer within six (6) months thereafter, such consent shall no longer apply and such Transfer shall not be permitted unless Tenant again obtains Landlord’s consent thereto pursuant and subject to the terms of this Article XIII; and (b) if Landlord unreasonably withholds its consent under this Section 13.2, Tenant’s sole remedies shall be contract damages (subject to Section 19.12) or specific performance, and Tenant waives all other remedies, including any right to terminate this Lease.
13.3    Tenant’s Request for Consent. If Tenant requests Landlord’s consent to Transfer, Tenant will submit in writing to Landlord: (a) the name and address of the proposed Transferee; (b) a counterpart of the proposed agreement of Transfer; (c) a description of the business and proposed use of the Premises of the proposed Transferee; (d) financial information meeting the requirements of Section 19.17 or other banking, financial or other credit information reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed Transferee; (e) executed estoppel certificates from Tenant containing such information as provided in Section 17.2; and (f) any other information reasonably requested by Landlord.
13.4    Transfer Requirements. Every Transfer, regardless of whether Landlord’s consent is required or obtained, shall be subject to the following:

13.4.1    Assumption. Tenant shall cause the Transferee to expressly assume in writing and agree to perform all of the covenants, duties, and obligations of Tenant under this Lease and such Transferee shall be jointly and severally liable therefore along with Tenant; provided, however, a sublessee’s assumption and liability shall be limited to the portion of the Premises and Term covered sublease.
13.4.2    Primary Liability. In any case where Landlord consents to a Transfer, Tenant and any Guarantor shall remain jointly and primarily liable for the performance of all of the covenants, and obligations of Tenant under this Lease, including, without limitation, the obligation to pay all Rent and other sums herein provided to be paid. Landlord shall not have any obligation to make demand upon or proceed in any way against the Transferee before proceeding against Tenant or Guarantor. Neither the consent by Landlord to Transfer nor the collection or acceptance by Landlord of rent from the Transferee shall be construed as a waiver or release of the initial Tenant or any Guarantor from the terms and conditions of this Lease or relieve Tenant or Transferee from obtaining the consent in writing of Landlord to any further Transfer.

13.4.3    Payment of Rent. Tenant hereby assigns to Landlord the rent and other sums due from any Transferee and authorizes and directs each Transferee to pay such rent or other sums directly to Landlord; provided however, that until the occurrence of an Event of Default, Tenant shall have the license to continue collecting such rent and other sums. Notwithstanding the foregoing, if the rent due and payable by a sublessee under any such permitted sublease (or a combination of the rent payable under such sublease plus any bonus or other consideration therefor or incident thereto) exceeds the Rent payable under this Lease, or if with respect to a Transfer by Tenant to which Landlord consents (or such consent is not required), the consideration payable to Tenant by the Transferee exceeds the Rent payable under this Lease, then Tenant shall be bound and obligated to pay Landlord 50% of the Net Profits (as defined in Section 13.6) and any other excess consideration within 10 days following receipt thereof by Tenant from such Transferee.

13.4.4    Transfer Fee. Tenant shall pay Landlord a fee in the amount of $500.00 to reimburse Landlord for Landlord’s expenses incurred under this Article XIII, plus reimburse Landlord within 30 days after Landlord’s delivery of an invoice for reasonable attorneys’ fees incurred by Landlord in connection with such Transfer.

13.5    Landlord’s Option to Recapture Premises. If Tenant proposes to make a Transfer requiring Landlord’s consent, Landlord may, at its option, upon notice to Tenant given within 30 days after its receipt of Tenant’s notice of the proposed Transfer (together with all other information required under Section 13.3), elect to recapture the Premises (or the portion of the Premises subject to the Transfer) and terminate the Lease (or terminate the Lease as to the portion of the Premises recaptured only). If a portion of the Premises is recaptured, the Rent payable under this Lease shall be proportionately reduced based on the Rentable Square Feet retained by Tenant and the Rentable Square Feet leased by Tenant immediately prior to such recapture and termination, and Landlord and Tenant shall execute an amendment to this Lease in order to reflect such recapture and termination. Upon any such termination, Landlord and Tenant shall have no further obligations or liabilities to each other under this Lease with respect to the recaptured portion of the Premises, except with respect to obligations or liabilities which accrue or have accrued hereunder as of the date of such termination (in the same manner as if the date of such termination were the date originally fixed for the expiration of the Term).

13.6     Distribution of Net Profits. If Tenant makes a Transfer, Landlord shall have the right to receive 50% of any Net Profits (as defined herein) from any such Transfer. “Net Profits” means the portion of the Rent payable by a Transferee in excess of the Rent payable by Tenant under this Lease (or pro rata portion thereof in the event of a subletting) for the corresponding period, after deducting from such excess Rent all of Tenant’s documented reasonable third party costs associated with such Transfer, including, without limitation, broker commissions, attorneys’ fees and any costs incurred by Tenant to prepare or alter the Premises for the Transferee.

13.7    Transfers to Related Entities. Notwithstanding anything in this Article XIII to the contrary, provided no Event of Default exists under this Lease or would exist but for the pendency of any cure periods provided for under Section 18.1, Tenant may, without Landlord’s consent, but after providing written notice to Landlord and subject to the provisions of Section 13.4, make a Transfer to any Related Entity (as define herein) provided that (i) such Related Entity is not a governmental entity or agency; (ii) such Related Entity’s use of the Premises is for the Permitted Use and would not cause Landlord to be in violation of any exclusivity agreement within the Project; (iii) the Related Entity is qualified to conduct business in the State of Texas; (iv) the Transfer is made for a good faith operating business purpose and not in order to evade the requirements of this Article XIII, and (v) the net worth (computed in accordance with generally accepted accounting principles exclusive of goodwill) of either Tenant or any Transferee after such Transfer is greater than or equal to the greater of (a) the net worth of Tenant as of the Lease Date or (b) the net worth of Tenant immediately prior to such Transfer, and evidence satisfactory to Landlord that such net worth standards have been met is delivered to Landlord at least 10 days prior to the effective date of any such Transfer. “Related Entity” means (a) any parent company, subsidiary, or affiliate of Tenant that controls, is controlled by, or is under common control with Tenant, (b) a successor to Tenant by purchase of all or substantially all of Tenant’s assets, or (c) a successor to Tenant by merger or consolidation (provided that if Tenant is a closely held professional service firm, at least 75% of its equity owners existing 12 months before the Transfer are also equity owners of the successor entity).

XIV. RULES AND REGULATIONS

The rules and regulations set forth in Exhibit C (“Rules and Regulations”) are in addition to, and shall be construed to modify and amend, the terms, covenants, agreements and conditions of the Lease and are incorporated herein; provided, however, in the event of any inconsistency between the terms and provisions of the Lease and the terms and provisions of these Rules and Regulations, the terms and provisions of the Lease shall control. Tenant and its Agents shall at all times observe and perform the Rules and Regulations. Landlord is not obligated to enforce the Rules and Regulations, or the terms or provisions contained in any other lease, against any other tenant of the Project, and shall enforce the same in Landlord’s sole discretion. Landlord shall not be liable to Tenant for any violation by any party of the Rules and Regulations or the terms of any other Project lease. Landlord reserves the right to amend or rescind the Rules and Regulations, and shall enforce the Rules and Regulations subject to this Article XIV, in a nondiscriminatory manner and to make such other and further reasonable Rules and Regulations as, in its judgment, may from time to time be needed and desirable for the management, operation safety, protection, care and cleanliness of the Project, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees, which rules and regulations shall be binding upon Tenant; provided, however, that any such changes, amendments and/or supplements to the Rules and Regulations may not and shall not: (a) increase Tenant's monetary obligations; (b) materially increase Tenant's non-monetary obligations; and/or (c) materially decrease Tenant's rights under this Lease or unreasonably interfere with Tenant's Permitted Use of the Premises or access thereto.

XV. INSURANCE AND INDEMNIFICATION

15.1    Certain Insurance Risks. Tenant will not do or permit to be done any act or thing upon the Premises or the Project which would (i) jeopardize or be in conflict with property insurance policies covering the Project, and fixtures and property in the Project; or (ii) increase the rate of property insurance applicable to the Project to an amount higher than it otherwise would be for general office use of the Project.

15.2    Landlord’s Insurance. At all times during the Term, Landlord will carry and maintain the following insurance, with coverages and amounts determined by Landlord in its reasonable discretion:

(a)    Property insurance covering the Project and its contents, including, without limitation, any Tenant Work and other leasehold improvements installed by Landlord or at Landlord’s cost, excluding, at Landlord’s option, any Specialized Tenant Improvements;

(b)    Commercial general liability insurance; and

(c)    Such other insurance as Landlord reasonably determines from time to time.

15.3    Tenant’s Insurance. On or before the earlier to occur of (i) the Commencement Date; or (ii) the date Tenant commences any work of any type in the Premises pursuant to this Lease (which may be prior to the Commencement Date) and continuing throughout the Term, Tenant will carry and maintain, at Tenant’s expense, the following insurance, in the minimum amounts specified below or such other amounts as Landlord may from time to time reasonably request, on forms reasonably satisfactory to Landlord and with insurance companies qualified to do and doing business in Texas and having a policyholder rating of not less than “A-” and a financial rating of “VII” in the most current copy of Best’s Insurance Report in the form customary to this locality.

(a)    Commercial general liability insurance, with a combined single occurrence limit and aggregate of not less than $1,000,000 and without a deductible. All such insurance will be on an occurrence ISO form including without limitation, bodily injury & property damage coverage, premises coverage, personal injury, advertising injury, products and completed operations liability, independent contractor’s liability coverage and contractual liability coverage;

(b)    Property insurance coverage at least equal to ISO Special Causes of Loss form and covering all Tenant Property and any Alterations to the Premises in an amount not less than the full replacement cost without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and including coverage for damage or other loss caused by fire or other peril (including vandalism and malicious mischief, theft, water damage of any type, sprinkler leakage, bursting or stoppage of pipes, and explosion) and business interruption coverage for a period of one year;

(c)    Worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation Laws of Texas, including employer’s liability insurance with limits of $1,000,000 bodily injury by accident, each accident; $1,000,000 bodily injury by disease, policy limit; $1,000,000 bodily injury by disease, each employee;

(d)    If Tenant operates owned, hired, or nonowned vehicles on the Project, commercial automobile liability insurance with a limit of liability not less than $1,000,000 combined bodily injury and property damage liability; and

(e)    Umbrella liability insurance in excess of the underlying coverage listed in paragraphs (a), (c) and (d) above, with limits of not less than $1,000,000 per occurrence/$1,000,000 aggregate;

15.4    Forms of the Policies. Landlord and its affiliates, Managers, and any Mortgagee or Ground Lessor, and such other parties as Landlord shall designate to Tenant who have an insurable interest in the Premises or Project shall be: (i) named as additional insureds (other than for Worker’s Compensation) and have waiver of subrogation rights with respect to the coverages provided for under Section 15.3 (a), (c), (d) and (e), and (ii) as loss payees as their interest may appear with respect to the coverage provided under Section 15.3 (b). Tenant shall deliver to Landlord certificates of insurance, together with any endorsements providing the required coverage and, if requested by Landlord, copies of the policies, prior to Tenant’s occupancy of the Premises and from time to time at least 30 days prior to expiration or termination, material change or reduction in coverage. All commercial general liability and property policies herein required to be maintained by Tenant will be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry.

15.5    Waiver of Subrogation. Landlord and Tenant each waive and shall cause their respective insurance carriers to waive any and all rights to recover against the other or against the Agents of such other party for any loss or damage to such waiving party (including deductible amounts) arising from any cause covered by any property insurance required to be carried by such party pursuant to this Article XV or any other property insurance actually carried by such party to the extent of the limits of such policy. Tenant agrees to cause all other occupants of the Premises claiming by, under or through Tenant, to execute and deliver to Landlord and its affiliates, Managers, and any Mortgagee or Ground Lessor such a waiver of claims and to obtain such waiver of subrogation rights endorsements.

15.6    Adequacy of Coverage. Landlord makes no representation that the limits of liability specified to be carried by Tenant pursuant to this Article XV are adequate to protect Tenant and Tenant should obtain such additional insurance or increased liability limits as Tenant deems appropriate. Furthermore, in no way does the insurance required herein limit the liability of Tenant assumed elsewhere in the Lease.

15.7    Waiver and Indemnification. Tenant waives all claims against Landlord and its Managers, Mortgagees and Ground Lessors, their (direct or indirect) owners, and the beneficiaries, trustees, officers, directors, and Agents of each of the foregoing (including Landlord, the “Landlord Parties”) for (a) except to the extent caused by the gross negligence or willful misconduct of any Landlord Party, any loss or damage to person or property (or resulting from the loss of use thereof), including, without limitation, to any vehicle, the contents of such vehicle, or accessories to any such vehicle, in connection with the parking of vehicles by Tenant or Tenant’s Agents in the Parking Garage or the removal of such vehicles parked in violation of the Rules and Regulations; or (b) any failure to prevent or control any criminal or otherwise wrongful conduct by any third party or to apprehend any third party who has engaged in such conduct, or (c) any Casualty, explosion, falling plaster or other masonry or glass, steam, gas, electricity, water or rain which may leak from any part of the Project, including, without limitation, from the pipes, plumbing, roof, street or subsurface or resulting from dampness. Tenant shall indemnify, defend, protect, and hold the Landlord Parties harmless from any obligation, loss, claim, action, liability, penalty, damage, cost or expense (including reasonable attorneys’ and consultants’ fees and expenses) (each, a “Claim”) that arises from (a) any cause in, on or about the Premises other than with respect to Claims arising in the Fifth Floor Common Area relating to parties that are not a Tenant Party or an invitee or customer of Tenant, (b) occupancy of the Premises by, or any negligence or willful misconduct of, Tenant, any party claiming by, through or under Tenant, their (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, or Agents, (c) any material breach by Tenant of any representation, covenant or other term contained herein, or (d) the presence or release of any Hazardous Materials on, from, under or about the Premises, the Project or other properties as the result of Tenant’s occupancy of the Premises. THE FOREGOING WAIVERS AND OBLIGATIONS TO INDEMNIFY, DEFEND, PROTECT AND HOLD THE LANDLORD PARTIES HARMLESS SHALL APPLY EVEN IF THE DAMAGE, FAILURE OR CLAIM IS ATTRIBUTABLE TO THE NEGLIGENCE OF ONE OR MORE LANDLORD PARTIES. Tenant agrees to give prompt notice to Landlord upon the occurrence of any of the events set forth in this Section 15.7 or of defects in the Premises, the Project or its systems, equipment or facilities. The covenants, agreements and indemnification obligations under this Section 15.7 will survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Tenant shall not be required to indemnify Landlord or any Landlord Party to the extent that the relevant Claim was caused by the gross negligence or willful misconduct of any Landlord Party.

15.8    Landlord Indemnification. Landlord shall indemnify, defend, protect, and hold the Tenant and its beneficiaries, trustees, officers, directors, and Agents (including Tenant, the “Tenant Parties”) harmless from any Claim that arises from (a) any cause in, on or about the Common Areas, Fifth Floor Common Area (to the extent relating to parties that are not a Tenant Party or an invitee or customer of Tenant) or arising from a failure of the structural elements of the Project, (b) any gross negligence or willful misconduct of any Landlord Party in the Fifth Floor Common Area and all areas outside of the Premises, (c) any material breach by Landlord of any representation, covenant or other term contained herein, or (d) the presence or release of any Hazardous Materials on, from, under or about the Premises, the Project or other properties that is not the result of Tenant’s occupancy of the Premises. THE FOREGOING OBLIGATIONS TO INDEMNIFY, DEFEND, PROTECT AND HOLD THE TENANT PARTIES HARMLESS SHALL APPLY EVEN IF THE DAMAGE, FAILURE OR CLAIM IS ATTRIBUTABLE TO THE NEGLIGENCE OF ONE OR MORE TENANT PARTIES. The covenants, agreements and indemnification obligations under this Section 15.8 will survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Landlord shall not be required to indemnify Tenant or any Tenant Party to the extent that the relevant Claim was caused by the gross negligence or willful misconduct of any Tenant Party.

15.9    Fifth Floor Common Area. The “Fifth Floor Common Area” means the areas on the fifth (5th) floor of the Building for the non-exclusive use of Tenant including those areas leading to and from the elevators, stairwells and the fifth (5th) floor Parking Garage entrance.

XVI. CASUALTY DAMAGE; CONDEMNATION

16.1    Damage to the Premises. With reasonable promptness after discovering any damage to the Premises, or to the Common Areas necessary for access to the Premises, resulting from any fire or other casualty (a “Casualty”), Landlord shall notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repair of such damage (the “Landlord Repairs”). If, according to such estimate, the Landlord Repairs cannot be substantially completed within 270 days after they are commenced, either party may terminate this Lease upon 60 days’ notice to the other party delivered within 10 days after Landlord’s delivery of such estimate. Tenant may also terminate this Lease if the Landlord Repairs are not actually completed within 300 days following the Casualty, such right to expire upon completion of the Landlord Repairs. Within 90 days after discovering any damage to the Project resulting from any Casualty, Landlord may, whether or not the Premises is affected, terminate this Lease by notifying Tenant if (a) any Ground Lessor terminates any ground lease or any Mortgagee requires that any insurance proceeds be used to pay any mortgage debt; (b) any damage to Landlord’s property is not fully covered by Landlord’s insurance policies; or (c) the damage occurs during the last Lease Year. If this Lease is not terminated pursuant to this Section 16.1, Landlord shall promptly and diligently perform the Landlord Repairs, subject to reasonable delays for insurance adjustment and other Events of Force Majeure. Landlord shall perform the Landlord Repairs such that they restore the Premises and the Common Areas necessary for access to the Premises to substantially the same condition that existed when the Casualty occurred, except for (a) any modifications required by Law or any Mortgagee or Ground Lessor, and (b) any modifications to the Common Areas that are deemed desirable by Landlord, are consistent with the character of the Project, and do not materially impair access to the Premises. Tenant shall assign to Landlord (or its designee) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 15.3(b) with respect to any Alterations, and if the estimated or actual cost of restoring any Alterations exceeds the insurance proceeds received by Landlord from Tenant’s insurance carrier, Tenant shall pay such excess to Landlord within 15 days after Landlord’s demand. No Casualty and no restoration performed as required hereunder shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder; provided, however, that if the Premises or any Common Area necessary for Tenant’s access to the Premises is damaged by a Casualty, then, during any time that, as a result of such damage, any portion of the Premises is untenantable or inaccessible and is not occupied by Tenant, Rent shall be abated in proportion to the Rentable Square Footage of such portion of the Premises. Notwithstanding anything to the contrary in this Lease, Tenant shall not be entitled to terminate this Lease pursuant to this Section 16.1 if the Casualty is due in whole or in part to the gross negligence or willful misconduct of Tenant or its Agents. In such event, Tenant shall reimburse Landlord for any Landlord Repair costs that are not reimbursed by, or paid through, insurance proceeds.

16.2    Condemnation. If any part of the Project is taken for more than 270 days or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including, without limitation, sale under threat of such a taking) (“Taking”), then Landlord may terminate this Lease by delivering notice to Tenant. If more than 25% of the Premises is the subject of a Taking, or all access to the Premises is substantially impaired as a result of a Taking, for more than 180 consecutive days, then Tenant may terminate this Lease by delivering notice to Tenant. If this Lease terminates due to a Taking, the Term shall terminate as of the date when title vests in the applicable governmental or quasi-governmental authority and Rent shall be prorated to such date. If this Lease does not terminate, but the Taking reduces the Rentable Square Feet in the Premises, then this Lease shall continue in full force and effect and the Basic Rent and Tenant’s Proportionate Share shall be reduced by the ratio that the Rentable Square Footage of the portion of the Premises subject to the Taking bears to the Rentable Square Footage of the Premises before such Taking, effective as of the date when title vests in the applicable governmental or quasi-governmental authority. In addition, if a Taking occurs and this Lease does not terminate, Rent shall abate in proportion to the percentage of the Rentable Square Footage of the Premises, if any, that is rendered inaccessible by such Taking, for the period of such inaccessibility. Tenant waives any claim against Landlord in connection with the Taking and the right to assert any claim against the condemning authority for any portion of the amount that may be awarded to Landlord as compensation or damages as a result of such Taking; provided, however, Tenant may, to the extent allowed by Law, claim an award for moving expenses and for any Taking of Tenant Property (other than its leasehold interest in the Premises), as long as such claim is separate and distinct from any claim of Landlord and does not diminish Landlord’s award. Tenant hereby assigns to Landlord any right and interest it may have in any award for its leasehold interest in the Premises.

XVII. SUBORDINATION; ESTOPPELS

17.1    Subordination. Subject to the full execution and delivery of an SNDA (as defined herein), this Lease is subject and subordinate to any future ground or underlying leases affecting the Land, Building or Project (“Ground Lease”) and to any mortgage, deed of trust, security interest, or title retention interest now or in the future affecting the Land, Building or Project ("Mortgage") and to all renewals, modifications, consolidations, replacements and extensions of any such Ground Lease or Mortgage.  Tenant shall, within 20 days after Landlord’s request execute any instrument (“SNDA”) in confirmation thereof and confirming Tenant’s attornment agreement as provided herein; provided that (a) such SNDA is duly executed by the ground lessor under a Ground Lease (“Ground Lessor”) or any holder of any note or obligation secured by a Mortgage ("Mortgagee”), as applicable, (b) contains an agreement (“Non-disturbance Agreement”) providing, among other things, that so long as an Event of Default does not exist under this Lease, Tenant's use and occupancy of the Premises and its rights under this Lease shall not be disturbed or affected by (i) the termination of such Ground Lease prior to the expiration or termination of this Lease or (ii) any foreclosure or other action (including by the delivery or acceptance of a deed in lieu thereof) which may be instituted or undertaken in order to enforce any right or remedy available under the Mortgage, and (c) is otherwise reasonably acceptable to Tenant. Notwithstanding the foregoing, but subject to the terms of any applicable SNDA, any Ground Lessor or Mortgagee shall have the right to subordinate the Ground Lease or the Mortgage, as applicable, to this Lease, in which case this Lease may continue in full force and effect upon the termination of the Ground Lease or foreclosure or other action under a Mortgage and Tenant shall attorn to and recognize as its landlord the Ground Lessor or the purchaser of Landlord's interest under this Lease, as applicable.

17.2    Estoppel Certificate. Tenant shall, without charge, at any time and from time to time, within 10 business days after request therefor by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate certifying without qualification, as of the date of such estoppel certificate, the following: (a) that this Lease is unmodified and in full force and effect (or if modified, that the Lease is in full force and effect as modified and setting forth such modifications); (b) that the Term has commenced (and setting forth the Commencement Date and Expiration Date); (c) whether Tenant is presently occupying the Premises (and if not, specifying any portion of the Premises that is vacant or specifying the name of any subtenant or licensee occupying the Premises and the portion of the Premises so occupied);

(d) the amounts of Basic Rent and Additional Rent currently due and payable by Tenant; (e) that any Tenant Work or Alterations required by the Lease to have been made by Landlord have been made to the satisfaction of Tenant (or specifying any outstanding Tenant Work or Alterations to be made by Landlord); (f) that there are no existing set-offs, charges, liens, claims or defenses against the enforcement of any right hereunder, including, without limitation, Basic Rent or Additional Rent (or, if alleged, specifying the same in detail); (g) that no Basic Rent (except the first installment thereof) has been paid more than 30 days in advance of its due date; (h) that Tenant has no knowledge of any then uncured default by Landlord of its obligations under this Lease (or, if Tenant has such knowledge, specifying the same in detail); (i) that Tenant is not in default; (j) that the address to which notices to Tenant should be sent is as set forth in the Lease (or, if not, specifying the correct address); and (k) to the extent true, any other certifications reasonably requested by Landlord.

XVIII. DEFAULT OF TENANT

18.1    Events of Default. Each of the following shall constitute an “Event of Default”: (a) Tenant fails to pay Rent when due, and such failure continue for five (5) days after notice from Landlord; (b) Tenant fails to observe or perform any other term, condition or covenant under this Lease within ten (10) days after notice from Landlord; provided, however, that if Landlord reasonably determines that such failure cannot be cured within said 10-day period, then the period to cure the default shall be extend as may be reasonable under the circumstances provided Tenant has commenced to cure the default within the initial 10-day period and diligently pursues such cure to completion; (c) Tenant abandons or vacates the Premises or fails to take occupancy of the Premises within 90 days after the Commencement Date; (d) Tenant fails to execute and return a SNDA or estoppel within the time periods provided for in Article XVII; (e) Tenant or any Guarantor makes or consents to a general assignment for the benefit of creditors or a common law composition of creditors, or a receiver of the Premises for all or substantially all of Tenant’s or Guarantor’s assets is appointed; (f) Tenant or Guarantor hereafter files a voluntary petition in any bankruptcy or insolvency proceeding, or an involuntary petition in any bankruptcy or insolvency proceeding is filed against Tenant or Guarantor and is not discharged by Tenant or Guarantor within 60 days; or (g) Tenant fails to immediately remedy or discontinue any hazardous conditions which Tenant has created or permitted in violation of Law or of this Lease. Any notice periods provided for under this Section 18.1 shall run concurrently with any statutory notice periods and any notice given hereunder may be given simultaneously with or incorporated into any such statutory notice. If Landlord has delivered to Tenant two (2) or more notices in a consecutive 12-month period of a failure to pay Rent, or two (2) or more notices in an consecutive 12 month period of a failure to observe or perform the same term, condition or covenant, then Tenant’s subsequent failure within 12 months after the last of such notices shall, at Landlord’s option, be deemed an Event of Default immediately upon the occurrence of such failure, regardless of whether Landlord provides Tenant notice, or Tenant has commenced the cure of the same.

18.2    Landlord’s Remedies. Upon the occurrence of an Event of Default, Landlord, at its option, without further notice or demand to Tenant, may, in addition to all other rights and remedies provided in this Lease, at law or in equity, elect one or more of the following remedies:
(a)    Terminate this Lease, or terminate Tenant’s right of possession to the Premises without terminating this Lease, and with or without reentering and repossessing the Premises. Upon any termination of this Lease, or upon any termination of Tenant’s right of possession without termination of this Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord. If Tenant fails to surrender possession and vacate the Premises, Landlord, Property Manager and their respective Agents shall have full and free license to lawfully enter into and upon the Premises with or without process of law for the purpose of repossessing the Premises, removing Tenant; removing, storing or disposing of any and all Alterations; and removing and storing signs and Tenant Property. Landlord may take these actions without (i) being deemed guilty of trespass, eviction or forcible entry or detainer, (ii) incurring any liability for any damage resulting therefrom, for which Tenant hereby waives any right to claim, (iii) terminating this Lease (unless Landlord intends to do so), (iv) releasing Tenant or any Guarantor, in whole or in part, from any obligation under this Lease or any Guaranty thereof, including, without limitation, the obligation to pay Rent, Rental Deficiency (as defined herein) or Damages (as defined herein) or (v) relinquishing any other right given to Landlord hereunder or by operation of law. Notwithstanding the foregoing, in the event Landlord is entitled to remove Tenant’s property from the Premises, Landlord may not dispose of, but may remove and store at Tenant’s cost, Tenant’s signs and Tenant Property; provided that if Tenant has not removed such property from storage (which Landlord shall reasonably cooperate in facilitating) within 30 days, such property shall be deemed abandoned by Tenant and may be disposed of by Landlord as Landlord sees fit;
(b)    Recover the following: (i) unpaid Rent accruing prior to or on the date of termination of this Lease or Tenant’s right of possession and/or pursuant to the holdover provisions of Section 3.3), (ii) either Actual Rental Deficiency or Market Rental Deficiency (each as defined herein) and (iii) any Damages (as defined herein). As used in this Section 18.2, the terms used herein have the following definitions:
(i)     “Rental Deficiency” means a contractual measure of damages for Tenant’s non-payment of Rent measured by (A) for any period during which Landlord has relet the Premises, “Actual Rental Deficiency”, which means the difference (never less than zero) between (1) the Basic Rent due for, and other Rent allocable under this Lease to, each calendar month beginning with the first month with respect to which Landlord receives rent from reletting the Premises and (2) the proceeds, if any, that Landlord actually collects from any substitute tenant for any part of the Premises in each corresponding month in which the Term and the term of the substitute tenant’s lease overlap; and (B) for any period during which Landlord has not relet the Premises, “Market Rental Deficiency”, which is the present value (determined using a discount rate of seven percent [7%] per annum) of the difference (never less than zero) between (1) the total Rent which would have accrued to Landlord under this Lease for the remainder of the Term of this Lease (or such portion of the Term in which Landlord elects to recover this damage measure), if the terms of this Lease had been fully complied with by Tenant, and (2) the total fair market rental value of the Premises for the remainder of the Term of the Lease (or such portion of the Term in which Landlord elects to recover this damage measure). In determining the Market Rental Deficiency, the total fair market rental value will be the prevailing market rate for triple net base rent for tenants of comparable quality for leases in buildings of comparable size, age, use location and quality in the marketplace in which the Project is located, taking into consideration the extent of the availability of space as large as the Premises in the marketplace.
(ii)    “Damages” means all actual and incidental (but not consequential) damages, court costs, interest and attorneys’ fees arising from Tenant’s breach of the Lease, including, without limitation, (A) reletting costs, including, without limitation, the cost of restoring the Premises to the condition necessary to rent the Premises at the prevailing market rate, normal wear and tear excepted (including, without limitation, cleaning, decorating, repair and remodeling costs), brokerage fees, legal fees, advertising costs and the like); (B) Landlord’s cost of recovering possession of the Premises; (C) the cost of removing, storing and disposing of any of Tenant’s or other occupant’s property left on the Premises after reentry; (D) any increase in insurance premiums caused by the vacancy of the Premises, (E) the amount of any unamortized improvements to the Premises in connection with this Lease paid for by Landlord, (F) the amount of any unamortized brokerage commission paid by Landlord in connection with the leasing of the Premises to Tenant; (G) costs incurred in connection with collecting any money owed by Tenant, (H) any other sum of money or damages owed by Tenant to Landlord or incurred by Landlord as a result of or arising from, Tenant’s breach of the Lease or Landlord’s exercise of its rights and remedies for such breach, (I) any contractual or liquidated type or measures of damages specified in this Lease and (J) any other type of measure of damages recoverable for any particular breach under applicable Law.
Landlord may file suit to recover any sums falling due under the terms of this Section 18.2(b) from time to time, and no delivery to or recovery by Landlord of any portion due Landlord hereunder shall be any defense in any action to recover any amount not previously reduced to judgment in favor of Landlord. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any Law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the Damages referred to above.
(c)    If Landlord elects to terminate Tenant’s right to possession of the Premises without terminating this Lease, Tenant shall continue to be liable for all Rent, Rental Deficiency and all other Damages described in Section 18.2(b) above, except to the extent otherwise provided under Section 18.3, Landlord may (but shall not be obligated to) relet the Premises, or any part thereof, to a substitute tenant or tenants, for a period of time equal to or lesser or greater than the remainder of the Term of this Lease on whatever terms and conditions Landlord, at Landlord’s sole discretion, deems advisable. Notwithstanding any provision in this Section 18.2(c) to the contrary, Landlord may at (i) any time after reletting the Premises elect to exercise its rights under Section 18.2(b) for such previous breach; and

(ii) upon the default of any substitute tenant or upon the expiration of the lease term of such substitute tenant before the expiration of the Term of this Lease, either relet to still another substitute tenant or exercise its rights under Section 18.2(b). For the purpose of such reletting Landlord is authorized to decorate or to make any non-structural repairs, changes, alterations or additions in or to the Premises that may be necessary.
(d)    Take any lawful self-help or judicial action, including using a master or duplicate key or changing or picking the locks and security devices, without having any civil or criminal liability, to (i) reenter the Premises, repossess the Premises and exclude Tenant and other occupants from the Premises, and (ii) make such payment or do such act as Landlord determines is necessary (without obligation to do so) to cure the Event of Default or otherwise satisfy Tenant’s obligations under the terms of this Lease. Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in connection with the foregoing actions, which expenses shall bear interest until paid at the Interest Rate, and that Landlord shall not be liable for any damages resulting to Tenant from such actions. Tenant agrees that this provision of the Lease will supersede any conflicting provisions of Sections 93.002 and 93.003 of the TEX. PROP. CODE and any other Law governing the right of a landlord to change the door locks of a commercial tenant.
(e)    Withhold or suspend payment or performance that this Lease would otherwise require Landlord to pay or perform.
(f)    Intentionally Deleted.
(g)    No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable Law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the terms, covenants and conditions of this Lease, or to compel performance of any of the terms, covenants, and conditions of this Lease, or to any other remedy allowed to Landlord at law or in equity.
18.3    Mitigation of Damages. If Landlord terminates Tenant’s right to possession, to the extent (but no further) Landlord is required by applicable Laws of the State of Texas to mitigate damages, or to use efforts to do so, and such requirement cannot be lawfully and effectively waived (it being the intention of Landlord and Tenant that Tenant waive and Tenant hereby waives such requirements to the maximum extent permitted by applicable law), Landlord shall use reasonable efforts to mitigate Landlord’s damages, and Tenant shall be entitled to submit proof of such failure to mitigate as a defense to Landlord’s claims for damages after any such termination of possession. With regard to the provisions of this Lease or the present or future Laws that require Landlord to mitigate or seek to mitigate its damages or to use efforts to re-let the Premises, Landlord and Tenant acknowledge that the state of the law in Texas at the time this Lease is made is uncertain and in order to end all doubt as to what Landlord must and may do to (a) mitigate its damages, (b) seek to mitigate its damages, or (c) re-let or seek to re-let the Premises (hereinafter collectively called “Mitigate”), the following are procedures setting forth Landlord’s duty to Mitigate. Landlord may elect to re-let all or any marketable part of the Premises, and reletting of less than all of the Premises shall not be deemed to constitute an acceptance and surrender of the portion of the Premises not so re-let. Landlord’s duty to Mitigate shall arise on the earlier of 60 days after (i) the date that Tenant vacates the Premises and fails to pay Rent beyond applicable notice and cure periods; and (ii) the date Tenant relinquishes any claim to possession of the Premises by written notice to Landlord. If all of the procedures set forth in this Section 18.3 are followed by Landlord, Landlord shall be presumptively deemed to have discharged its duty to Mitigate:
18.3.1    Condition of the Premises. In order to market the Premises in a suitable condition, Landlord shall be obligated to clean and repaint, as Landlord reasonably determines necessary, the Premises and, to the extent, but only to the extent, that Landlord is otherwise obligated to repair and restore the Premises under other provisions of this Lease, Landlord shall repair and restore the Premises. Except for the reasonable cost to clean and repaint the Premises, and except for the cost of repairs and restoration of the Premises that is required of Landlord under this Lease, Landlord shall not be required to spend any money to make the Premises ready for a replacement tenant.

18.3.2    Marketing the Premises. Landlord shall be obligated to market the Premises in the same manner that Landlord markets, or has previously marketed, other premises for lease in the Building and other buildings located in San Antonio, Texas that Landlord owns or has previously owned (“Other Buildings”); provided, however,

Landlord shall only be obligated to incur and pay costs and expenses to procure a replacement tenant that Landlord would ordinarily incur and pay in connection with leasing premises comparable to the Premises, including, without limitation, Landlord’s legal costs to prepare a new lease, broker’s fees, and advertising costs. Landlord shall not be required to show preference for the Premises over other available lease space, but rather shall let prospects determine which space is most appropriate for their respective needs.

18.3.3    Mitigation Expenses. All costs incurred by Landlord to Mitigate (regardless of the success thereof), and in reletting all or any part of the Premises in furtherance thereof (the “Mitigation Expenses”), shall be repaid to Landlord in full, with interest at the Interest Rate, before any sums actually received from re-letting are applied to offset any Rent due from Tenant to Landlord under this Lease. Tenant agrees that if Landlord re-lets all or any portion of the Premises, any rents received by Landlord under the new lease that exceed the Rent due Landlord under this Lease for the same rent payment period for which those rents were paid, shall be applied to the Mitigation Expenses and interest payable by Tenant to Landlord and Tenant shall not receive any credit for any excess amounts and Landlord exclusively shall be entitled to the same. Tenant shall continue to be liable for all Rent (whether accruing prior to, on or after the date of termination of this Lease or Tenant’s right of possession) and Damages, except to the extent that Tenant receives any credit against unpaid Rent or pleads and proves by clear and convincing evidence that Landlord fails to exercise commercially reasonable efforts to Mitigate to the extent required under this Section 18.3.3 and that Landlord’s failure caused an avoidable and quantifiable increase in Landlord’s damages for unpaid rent.

18.3.4    Replacement Tenant. Landlord shall not be required to accept any Related Entity as a tenant (regardless of their operational abilities and credit rating) or any proposed tenant which proposes a change in the use of the Premises permitted under this Lease to a use which: (i) violates any prohibition on use in the Building; (ii) is incompatible with the nature and character of the Building; (iii) creates a parking demand or demand on Building equipment, facilities and systems in excess of the demand created by Tenant; or (iv) conflicts with any other existing tenant use in the Building, or with any use of any person or entity that is at that time a lease prospect of Landlord for other space in the Project. Landlord shall not be required to relet the Premises to a tenant pursuant to any proposed lease (i) that is not approved by a Mortgagee or Ground Lessor; (ii) that would cause Landlord to be in default of, or to be unable to perform any of its covenants or obligations under, any agreements between Landlord and any third party; or (iii) that would vary the terms of Landlord’s standard lease form in any manner that is not reasonably acceptable to Landlord. Landlord shall not be required to re-let the Premises for a term longer than the Term, unless the rents for any period after the end of the Term are the then prevailing fair market rates; provided, however, that, during any period of re-letting during the Term, Landlord shall be required to re-let the Premises at a base rental rate that is, at a minimum, equal to the lesser of the prevailing fair market rates and the Basic Rent provided under this Lease. Before re-letting the Premises to any replacement tenant, Landlord may require the proposed replacement tenant to demonstrate the same financial capability that Landlord would require from any other lease prospect as a condition to leasing any other space in the Project.

18.4    No Waiver. If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any other covenant, condition or agreement herein contained, nor of any of Landlord’s rights hereunder. No waiver by Landlord of any breach shall operate as a waiver of such term, covenant, or condition itself, or of any subsequent breach. No payment of Rent by Tenant or acceptance of Rent by Landlord shall operate as a waiver of any breach or default by Tenant under this Lease. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent herein stipulated shall be deemed to be other than a payment on account of the earliest unpaid Rent, nor shall any endorsement or statement on any check or communication accompanying a check for the payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease. No act, omission, reletting or re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of the Lease, shall be construed as an actual or constructive eviction of Tenant, or an election on the part of Landlord to terminate this Lease unless a notice of such intention is given to Tenant by Landlord.
18.5    Late Payment; Interest. If Tenant fails to pay any Rent within 5 days after such Rent becomes due and payable, Tenant shall pay to Landlord a late charge of 5% of the amount of such overdue Rent. Such late charge shall be deemed Rent and shall due and payable within 2 days after written demand from Landlord. Further, if Tenant fails to pay any Rent within 30 days after such Rent becomes due and payable, Tenant shall pay to Landlord interest on the amount of such overdue Rent calculated at the Interest Rate from the date such Rent was due through the date Landlord receives such Rent payment. Such late charge and interest will be considered Additional Rent and shall be due within 2 days after Landlord’s demand.

18.6    Waiver of Redemption. Tenant hereby waives, for itself and all persons claiming by and under Tenant, all rights and privileges which it might have under any present or future Law to redeem the Premises or to continue this Lease after being dispossessed or ejected from the Premises.

18.7    Landlord’s Lien. To secure the payment of all Rent due and to become due hereunder and the faithful performance of all the other covenants of this Lease required by Tenant to be performed, Tenant hereby gives to Landlord an express contract lien on and security interest in all Tenant Property placed in the Premises and also upon all proceeds of any insurance accruing to Tenant by reason of damage to or destruction of any such Tenant Property, excluding however any Tenant Property which is leased or financed and also excluding any proprietary property and employee and customer information. All exemption Laws are hereby waived by Tenant. This lien and security interest are given in addition to any Landlord’s statutory lien(s) and shall be cumulative thereto. Tenant authorizes Landlord to execute and file Uniform Commercial Code financing statements relating to such security interest. If an Event of Default occurs, then Landlord will be entitled to exercise any or all rights and remedies under the Uniform Commercial Code, this Lease or by Law and may sell any of the Tenant Property at a public or private sale upon 10 days’ notice to Tenant, which notice Tenant stipulates is adequate and reasonable.

XIX. MISCELLANEOUS

19.1    No Partnership. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, to create any other relationship between Landlord and Tenant other than that of landlord and tenant, or to grant Tenant any rights other than those expressly stated in the Lease.

19.2    Brokers. Landlord recognizes Broker(s) as the sole broker(s) procuring this Lease and shall pay any commission due Broker(s) pursuant to a separate agreement between Broker(s) and Landlord. Landlord and Tenant each represents and warrants to the other that it has dealt with no broker, agent, finder or other person other than Broker(s) relating to this Lease. Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any and all loss, costs, damages or expenses (including, without limitation, all attorneys’ fees) by reason of any claim of liability to or from any broker or person arising from or out of any breach of the indemnitor’s representation and warranty.

19.3    Waiver of Jury Trial. Landlord and Tenant each waive trial by jury in connection with proceedings or counterclaims brought by either of the parties against the other with respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Premises.

19.4    Notices. All notices or other communications hereunder shall be in writing and shall be deemed duly given if addressed and delivered to the respective parties’ addresses, as set forth in Article I: (i) in person; (ii) by Federal Express or similar overnight carrier service; (iii) mailed by certified mail, return receipt requested, postage prepaid; (iv) by transmission of an electronic mail message; provided, however, that in the case of any notice delivered in accordance with clause (iv), to be effective, any such e-mail notice must also be sent by one of the other permitted methods of providing notice on or before the next succeeding business day. Such notices shall be deemed received upon the earlier of receipt or, if mailed by certified mail, 3 days after such mailing. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

19.5    Invalidity of Particular Provisions. If any provisions of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the full extent permitted by Law.

19.6    Headings; Gender and Number. Captions and headings are for convenience of reference only. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number or gender as the context may require.

19.7    Benefit and Burden. Subject to the provisions of Article XIII and except as otherwise expressly provided, the provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, heirs, successors and assigns.

19.8     Entire Agreement. This Lease (which includes the Exhibits attached hereto) contains the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease shall be of any force or effect. This Lease (other than the Rules and Regulations, which may be changed from time to time as provided herein) may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing signed by Landlord and Tenant.

19.9     Authority. If Tenant signs as a corporation, limited liability company or partnership, the person executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is duly formed, validly existing, in good standing (with respect to a corporation or limited liability company), and qualified to do business in Texas, that the Tenant has full power and authority to enter into this Lease and that he or she is authorized to execute this Lease on behalf of the Tenant. Upon execution of this Lease, Tenant shall provide Landlord with (a) a secretary’s certificate from the secretary of said limited liability company certifying as to the above in the form of the attached Exhibit D. At the request of Landlord, Tenant shall provide to Landlord copies of Tenant’s organizational documents and such incumbency certificate and minutes certified by an authorized representative of Tenant as being true, correct, and complete, as may be reasonably required to demonstrate that this Lease is binding upon and enforceable against Tenant.

19.10    Attorneys’ Fees. If either Landlord or Tenant commences, engages in, or threatens to commence or engage in any legal action or proceeding against the other party (including, without limitation, litigation or arbitration) arising out of or in connection with the Lease, the Premises, or the Project (including, without limitation (a) the enforcement or interpretation of either party’s rights or obligations under this Lease (whether in contract, tort, or both) or (b) the declaration of any rights or obligations under this Lease), the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees, together with any costs and expenses, incurred in any such action or proceeding, including any attorneys’ fees, costs, and expenses incurred on collection and on appeal.

19.11    Interpretation. This Lease is governed by the Laws of Texas and shall not be construed against either party more or less favorably by reason of authorship or origin of language.

19.12    Limitation of Liability; Special Damages. Neither Landlord nor its Agents, whether disclosed or undisclosed, shall have any personal liability under any provision of this Lease. If Landlord defaults in the performance of any of its obligations hereunder or otherwise, Tenant shall look solely to Landlord’s equity, interest and rights in the Building for satisfaction of Tenant’s remedies on account thereof, including, subject to the rights of any Mortgagee or Ground Lessor, Landlord’s interest in the rents of the Building and any insurance proceeds payable to Landlord. Except as specifically set forth herein, under no circumstances whatsoever shall Landlord or Tenant ever be liable hereunder for consequential damages or special damages, EVEN IF THE LIABILITY IS ATTRIBUTABLE TO THE NEGLIGENCE OF ONE OR MORE LANDLORD PARTIES OR TENANT PARTIES, AS APPLICABLE. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and any Mortgagee(s) or Ground Lessor of whom Tenant has been notified, notice and a reasonable time to cure any alleged default. Landlord or any successor owner shall have the right to transfer and assign to a third party, in whole or part, all of its rights and obligations hereunder and in the Building and Land, and in such event, so long as such new owner assumes all of the obligations of the “Landlord” hereunder in writing, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease occurring thereafter shall terminate as of the day of such sale, and thereupon all such liabilities and obligations shall be binding on the new owner.
19.13    Time of the Essence. Time is of the essence as to Tenant’s obligations contained in this Lease.

19.14     Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall not be chargeable with, liable for, or responsible to the other for anything or in any amount for any failure to perform or delay caused by: fire; earthquake; explosion; flood; hurricane; the elements; acts of God or the public enemy; governmental preemption in connection with a national or local emergency; actions, restrictions, rules, orders or regulations of governmental authorities (permitting or inspection), governmental regulation of the sale of materials or supplies or the transportation thereof; war; invasion; insurrection; rebellion; riots; strikes or lockouts, inability to obtain necessary materials, goods, equipment, services, utilities or labor; or any other cause whether similar or dissimilar to the foregoing which is beyond the reasonable control of such party (collectively, “Events of Force Majeure”); and any such failure or delay due to said causes or any of them shall not be deemed to be a breach of or default in the performance of this Lease. In no event shall the inability of either Landlord or Tenant to pay any amount due under this Lease or in connection with the Premises or the Project be deemed an Event of Force Majeure. The provisions of this Section 19.14 shall not operate to extend Tenant’s abatement rights or the termination rights of Landlord or Tenant under Section 8.5 or Article XVI, except to the extent expressly provided otherwise therein.

19.15     Memorandum of Lease. Neither Landlord nor Tenant shall record this Lease nor a memorandum thereof without the written consent of the other.

19.16    Relocation of the Premises. Landlord shall not have the right to relocate the Premises.

19.17    Financial Reports. Prior to the execution of this Lease by Tenant and thereafter within 20 days after Landlord’s request, Tenant will furnish Tenant’s and any Guarantor’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant, or, failing those, Tenant’s and Guarantor’s internally prepared financial statements, certified by Tenant and Guarantor, as applicable.

19.18    Landlord’s Fees. Intentionally Deleted.

19.19    Effectiveness; Mortgagee Approval. The furnishing of the form of this Lease shall not constitute an offer. This Lease shall become binding on Landlord and Tenant only upon its execution by and delivery to each party. Further, this Lease is subject to approval by any Mortgagee or Ground Lessee of Landlord. If Landlord can obtain said approval only upon the basis of modifications of the terms and provisions of this Lease, Landlord shall have the right to cancel this Lease if Tenant refuses to approve in writing any such modification within fifteen (15) days after Landlord's request therefor. If such right to cancel is exercised, this Lease shall thereafter be null and void, and any Security Deposit or Advanced Rent Payment made to Landlord shall be returned to Tenant and neither party shall have any liability to the other by reason of such cancellation.

19.20    Light, Air or View Rights. Any diminution or shutting off of light, air or view by any structure which has been or may be erected on lands adjacent to or in the vicinity of the Building and Project shall not affect this Lease, abate any payment owed by Tenant hereunder or otherwise impose any liability on Landlord.

19.21    Counterparts.    This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. Electronic signatures shall be treated as “wet-ink” signatures for purposes of the execution hereof.

19.22    Nondisclosure of Lease Terms. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its Agents shall not intentionally or voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or the Project, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease and each party shall have the right to disclose such information for valid business, legal and accounting purposes and/or if required and/or advisable under any applicable securities laws regarding public disclosure of business information and/or as required by Laws and/or any court ruling.

19.23    Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, their execution of this Lease will constitute their covenant and agreement that: (a) each of them is jointly and severally liable for the observing and performing of all of the terms, covenants, and conditions of this Lease to be observed and performed by Tenant; and (b) the term “Tenant” as used in this Lease means and includes each of them jointly and severally. The act of or notice from, or the signature of any one or more of them, with respect to the tenancy of this Lease, including, but not limited to the exercise of any options hereunder, will be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted.

19.24    Anti-Terrorism.    Tenant represents and warrants to and covenants with Landlord that (a) Tenant is not, nor shall be at any time during the Term, in violation of any Laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN’s OFAC Regulations), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”); (b) neither Tenant nor any of its owners, affiliates, investors, officers, directors, employees, vendors, subcontractors or agents is or shall be during the term hereof a “Prohibited Person” which is defined as follows: (i) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list, and (ii) a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act; (c) to the best of Tenant’s knowledge Tenant has not engaged in any dealings or transactions or otherwise been associated with a Prohibited Person, and (d) Tenant has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such Anti-Terrorism Laws.  At any time and from time-to-time during the Term, Tenant shall deliver to Landlord within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section 19.24. If Tenant is a publicly-traded entity or the wholly-owned subsidiary of a publicly traded entity, this paragraph shall not apply to the extent that any entity’s or individual’s interest in Tenant (or its publicly traded parent) is through a national securities exchange such as the NYSE. Tenant represents that it is a wholly-owned subsidiary of a publicly traded entity.

Signature Page Attached

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Lease Date.

LANDLORD:

RAND BUILDING, LTD.,
a Texas limited partnership

By:	WESTON URBAN, LLC,
a Texas limited liability company,
its General Partner
	By:	/s/ Randal C. Smith
	Name:	Randal C. Smith
	Title	Manager
	Date:	May 27, 2015

TENANT:

OPEN CLOUD ACADEMY, LLC,
a Delaware limited liability company

By:	/s/ Mark Roenigk
Name:	Mark Roenigk
Title	COO
Date:	May 27, 2015

EXHIBIT A-1

PLAN SHOWING PREMISES

RAND BUILDING
LEVEL 5
12,462 R.S.F.

MECH.
DF
MECH.
ELECT.
JAN.
ATRIUM
OPEN TO
BELOW

12.16.14
SCALE: 1/16"=1'-0"

I N S I T E
Architects
Inc.
210 226 4195

1633
BROADWAY
SAN ANTONIO
TEXAS
78215

EXHIBIT A-2

LEGAL DESCRIPTION OF LAND

Tract I:
A 0.3072 acre, or 13,382 square feet more or less, tract of land being all of New City Block 133 of the City of San Antonio, Bexar County, Texas, conveyed to The Frost National Bank as "Tract I" by General Warranty Deed recorded in Volume 6027, Pages 1107-1111 of the Official Public Records of Real Property of Bexar County, Texas, in the City of San Antonio, Bexar County, Texas. Said 0.3072 acre tract being further described as follows;

BEGINNING:
At the southwest corner of New City Block 133, the southwest corner of the Rand Building, said point being the northwest corner of Lot 18, New City Block 909 of the Randstone Subdivision recorded in Volume 9400, Page 64 of the Deed and Plat Records of Bexar County, Texas, and surveyed concurrently as a 0.6132 acre tract, on the east right-of-way line of North Main Avenue, a variable width public right-of-way;

THENCE: N 14°08'39" W, with the west face of the Rand Building and the east right-of-way line of North Main Avenue, a distance of 90.16 feet to the northwest corner of the Rand Building on the south right-of-way line of Houston Street, a 60-foot public right-of-way;

THENCE: N 73°28'43" E, with the north face of the Rand Building and the south right-of-way line of said Houston Street, a distance of 138.18 feet to the northeast corner of the Rand Building on the west right-of-way line of Soledad Street, a 60-foot public right-of-way;

THENCE: S 20°52'07" E, with the east face of the Rand Building and the west right-of-way line of Soledad Street a distance of 96.50 feet to the southeast corner of the Rand Building, the northeast corner of the aforementioned Lot 18;

THENCE: S 75°50'10" W, with the north line of said Lot 18, and the face of the south face of the Rand Building, a distance of 149.36 feet to the POINT OF BEGINNING, and containing 0.3072 acres in the City of San Antonio, Bexar County, Texas. Said tract being described in accordance with a survey made on the ground and a survey description and map prepared under job number 9070-13 by Pape Dawson Engineers, Inc.

Tract II:
A 0.6132 acre, or 26,712 square feet more or less, being all of Lot 18, New City Block 909 of the Randstone Subdivision recorded in Volume 9400, Page 64 of the Deed and Plat Records of Bexar County, Texas and conveyed to The Frost National Bank as "Tract II" by General Warranty Deed recorded in Volume 6027, Pages 1107-1111 of the Official Public Records of Real Property of Bexar County, Texas, in the City of San Antonio, Bexar County, Texas. Said 0.6132 acre tract being more fully described as follows;

BEGINNING: At a found 1/2" iron rod at the southwest corner of said Lot 18 and the northwest corner of a called 0.394 acre tract conveyed to MPL Limited Partnership by deed recorded in Volume 6869, Pages 808-810 of the Official Public Records of Real Property of Bexar County, Texas, and the east right-of-way line of North Main Avenue, a variable width public right-of-way, for the southwest corner of the herein described tract;

THENCE: N 18°48'28" W, with the west line of said Lot 18 and the east right-of-way line of North Main Avenue a distance of 140.60 feet to a found PK Nail;

THENCE: N 22°01'44" W, with the west line of said Lot 18 and the east line of said North Main Avenue a distance of 26.13 feet to a point being the northwest corner of said Lot 18, the southwest corner of the Rand Building and the southwest corner of New City Block 133 surveyed concurrently, for the northwest corner of the herein described tract;

THENCE: N 75°50'10" E, departing the east right-of-way line of said North Main Avenue, with the south face of the Rand Building and the north line of said Lot 18, a distance of 149.36 feet to the southeast corner of the Rand Building and the northeast corner of said Lot 18, on the west right-of-way line of Soledad Street a 60-foot public right-of-way, for the northeast corner of the herein described tract;

THENCE: With the west right-of-way line of Soledad Street and the east line of said Lot 18, the following bearings and distances;

S 28°24'01" E, a distance of 24.90 feet to a found lead plug and tack;

S 27°43'16" E, a distance of 133.80 feet to a found nail;

THENCE: S 22°05'33" E, a distance of 5.88 feet to a set nail at the southeast corner of said Lot 18 and the northeast corner of a called 0.4684 acre tract conveyed to River Tower Partners, LTD by deed recorded in Volume 10398, Pages 1689-1693 of the Official Public Records of Real Property of Bexar County, Texas, for the southeast corner of the herein described tract;

THENCE: Departing the west right-of-way line of said Soledad Street, with the south line of said Lot 18 and the north lines of said 0.4684 acre tract and said 0.394 acre tract, the following bearings and distances;

S 67°51'59" W, a distance of 88.57 feet to a found ½” iron rod;

N 19°26'05" W, a distance of 9.07 feet to a found ½” iron rod;

THENCE: S 73°58'32" W, a distance of 84.20 feet to the POINT OF BEGINNING, and containing 0.6132 of an acre in the City of San Antonio, Bexar County, Texas. Said tract being described in accordance with a survey made on the ground and a survey description and map prepared under job number 9070-13 by Pape-Dawson Engineers, Inc.

EXHIBIT B-1

WORK AGREEMENT

(Turnkey)

This WORK AGREEMENT (this “Work Agreement”) is attached to and incorporated into the Office Lease (“Lease”) between RAND BUILDING, LTD., a Texas limited partnership, as Landlord, and OPEN CLOUD ACADEMY, LLC, a Delaware limited liability company, as Tenant and describes and specifies the rights and obligations of Landlord and Tenant with respect to the design and construction of the Tenant Work (as defined Paragraph 5).

1.    Definitions. Capitalized terms used in this Work Agreement shall have the same meaning assigned to such terms in the Lease, unless otherwise defined in this Work Agreement.

2.    Procedure and Schedules for the Completion of Plans and Specifications. As used herein, “Plans and Specifications” shall mean collectively, the full and detailed architectural plans, and specifications detailing the construction, installation and completion of the Tenant Work in the Premises, including, without limitation, to the extent applicable (i) the electrical, mechanical and structural construction drawings, and (ii) the finishing details (including wall finishes and colors and technical and mechanical equipment installation, if any). The Plans and Specifications shall be completed in accordance with the following procedure and time schedules:

(a)    Design Drawings. Landlord and Tenant have approved the space plan and pricing notes for the architectural design of the Premises attached as Exhibit B-2, including plans, elevations, sections, and renderings indicating materials, color selections and finishes (“Design Drawings”).

(b)    Completion of Plans and Specifications. Based upon the approved Design Drawings, Landlord shall direct the architect selected by Landlord to prepare Plans and Specifications and submit the Plans and Specifications to Landlord and Tenant for approval in accordance with this Paragraph 2(b). Within five (5) business days after Tenant’s receipt of the Plans and Specifications, Tenant shall return to Landlord one (1) set of Plans and Specifications with Tenant’s requested modifications or approval. If Tenant returns the Plans and Specifications with comments, but not bearing approval of Tenant, the Plans and Specifications shall be revised by Landlord, to the extent Tenant’s proposed revisions are acceptable to Landlord, and resubmitted to Tenant for approval, following which the process under this Paragraph 2(b) shall continue until Tenant and Landlord have approved the Plans and Specifications.

(c)    Landlord’s Approvals. Landlord may withhold its approval of proposed Tenant revisions to the Plans and Specifications, Change Orders (as defined in Paragraph 6), or other work requested by Tenant which Landlord reasonably determines may require work which: (a) exceeds or adversely affects the structural integrity of the Building; (b) adversely affects or exceeds Tenant’s pro rata capacity of any part of the Base Building HVAC, plumbing, mechanical, electrical, communication or other systems of the Building; (c) will increase the cost of operation or maintenance of any of the systems of the Project; (d) does not conform to applicable building codes or is not approved by any governmental authority with jurisdiction over the Premises; (e) is not a Building standard item or an item of equal or higher quality; (f) may detrimentally affect the uniform appearance of the Project; or (g) is reasonably disapproved by Landlord for any other reason. Any disapproval by Landlord shall be itemized in reasonable detail and promptly delivered to Tenant. All of the items and finishes for the Tenant Work to be supplied by Landlord will be to the Building standard, as determined by Landlord, specifications, color, quality and quantity, except as described in the Plans and Specifications.

(d)    “As Built” Plans and Specifications. Upon completion of the Tenant Work, Landlord shall prepare an “as built” set of Plans and Specifications for the Premises, together with such other information required to place the information from the “as built” Plans and Specifications on to Landlord’s data base.

3.    Cost of the Tenant Work. Except as otherwise expressly set forth herein, Landlord shall be responsible for the entire Cost of the Tenant Work. As used in this Work Agreement, “Cost of the Tenant Work” shall mean and include the following costs to complete the Tenant Work in accordance with the Plans and Specifications: (i) the cost of all materials and labor; (ii) general conditions (including rubbish removal, hoisting, governmental permits and associated fees, temporary facilities, safety and protection, cleaning, tools, blueprints and reproduction, telephone, temporary power, field supervision, testing and inspection costs and the like); (iii) premium cost of workers’ compensation, public liability, casualty and other insurance charged by contractors; (iv) contractors’ charges for overhead and fees; (v) sales and use taxes; (vi) architectural and engineering fees incurred by Landlord; and (vii) all other costs to be expended by Landlord in design, permitting and construction of the Tenant Work.

4.    Intentionally Deleted.

5.    Performance of Tenant Work and Delays. Landlord shall cause the Contractor to provide all of the materials and labor required in order to complete the construction and installation of tenant improvements within the Premises for Tenant substantially in accordance with the Plans and Specifications (“Tenant Work”). In that regard, Landlord shall act as and perform the duties of construction manager for the construction of the Tenant Work in accordance with the Plans and Specifications. Landlord shall use commercially reasonable efforts to Substantially Complete (as defined in Paragraph 5(a)) the Tenant Work on or before the date (“Estimated Delivery Date”) that is 120 calendar days after the later of (i) approval by Landlord and Tenant of the Plans and Specifications; and (ii) receipt of a building permit and other necessary governmental approvals. Neither the validity of the Lease nor the obligations of Tenant under this Lease shall be affected by the failure to Substantially Complete the Tenant Work by the Estimated Delivery Date, except that Tenant may terminate this Lease if the Tenant Work is not substantially complete within 90 calendar days following the Estimated Delivery Date for reasons other than Tenant Delay or Force Majeure. Tenant waives any Claims against Landlord in connection with Landlord’s failure to Substantially Complete the Tenant Work on or before the Estimated Delivery Date.

(a)    Substantial Completion. “Substantial Completion” of the Tenant Work shall be conclusively deemed to have occurred as soon as the Tenant Work has been constructed in accordance with the approved Plans and Specifications and approved Change Orders. The final building inspection by the proper governmental entity shall not be required for Substantial Completion, but, if conducted, shall be deemed conclusive evidence that Substantial Completion has occurred. Notwithstanding the above, the Tenant Work shall be considered Substantially Complete even though (a) there remain to be corrected or completed items reasonably acceptable to Landlord and Tenant (“Punch List Items”), including but not limited to minor or insubstantial details of construction, decoration or mechanical adjustment, the lack of completion of which will not materially interfere with Tenant’s Permitted Use. Prior to delivery of possession of the Premises to Tenant, Landlord and Tenant shall examine the Premises and shall agree on a list of final Punch List Items.

(b)    Tenant Delay. If a delay (“Tenant Delay”) shall occur in the completion of the Tenant Work by Landlord as the probable result of (i) any failure to furnish when due Tenant’s electrical, mechanical and/or structural requirements, (ii) any failure to furnish when due approvals, comments, or revisions contemplated in this Work Agreement, (iii) any Change Order requested by Tenant, (ii) any state of facts which gives rise to a change referred to in the definition of Change Costs (as defined in Paragraph 6) or any changes resulting in a Change Cost, (iv) the fact that materials to be incorporated into the Tenant Work which are not Building standard, as determined by Landlord, require a lead time (not due to Landlord default or error) to obtain or construction time to perform, in excess of that required for Tenant Work which is Building standard, as determined by Landlord, or (v) any other act or omission of Tenant, its agents or employees, including any Tenant default or any delay in payment of Change Costs, interference in the Tenant Work by Tenant or Tenant’s Agents, then (A) Rent shall accrue as of the date of Substantial Completion less the total days due to Tenant Delay(s), and (B) the Estimated Delivery Date shall be extended by the number of days of delay attributed to such Tenant Delay(s) .

6.    Change Orders. All changes and modifications in the Tenant Work contemplated in the Plans and Specifications, whether or not such change or modification gives rise to a Change Cost, must be evidenced by a written order (“Change Order”) executed by both Landlord and Tenant. In that regard, Tenant shall submit to Landlord such information as Landlord shall require with respect to any Change Order requested by Tenant. After Landlord’s receipt of a requested Change Order, together with such information as Landlord shall require with respect thereto, Landlord shall return to Tenant either the executed Change Order, which will evidence Landlord’s approval thereof, or the Plans and Specifications with respect thereto with Landlord’s suggested modification. In addition, Landlord shall notify Tenant of any Change Cost and delay in completing the Tenant Work due to such proposed Change Order. Within five (5) business days after such notice, Tenant shall either (i) approve the Change Cost and delay set forth in Landlord’s notice, as evidenced by Tenant’s execution of the Change Order describing the revisions and the anticipated additional Change Cost and delay, (ii) disapprove the Change Cost and delay set forth in Landlord’s notice and submit a request for revisions to the Change Order, in which case the process will repeat, or (iii) notify Landlord that Tenant withdraws the Change Order request. Any delay in Substantial Completion of the Tenant Work relating to Tenant’s request for a Change Order or revisions to a Change Order shall be deemed a Tenant Delay. Tenant shall pay any Change Cost approved by Tenant, plus a Change Order fee in the amount of five percent (5%) of such Change Cost, within five (5) business days after Landlord delivers an invoice to Tenant for the Cost of the Tenant Work attributable to any Change Order. “Change Costs” shall mean the Cost of the Tenant Work attributable to any Change Order, including, without limitation, (i) any cost caused by direction of Tenant to omit any item of Tenant Work contained in the Plans and Specifications, (ii) any changes to materials in the process of fabrication, (iii) the cancellation or modification of supply or fabricating contracts, (iv) the removal or alteration of any Tenant Work or any plans completed or in process, or (v) delays affecting the schedule of the Tenant Work. The amounts payable to Landlord pursuant to this Work Agreement shall constitute Rent due pursuant to the Lease.

7.    Notices; Approvals. All notices required or contemplated hereunder shall be given to the parties in the manner specified for giving notices under the Lease. Tenant acknowledges that Tenant has appointed Brian Carney as its authorized representative (“Tenant’s Representative”) with full power and authority to bind Tenant for all actions taken with regard to the Tenant Work. Landlord has appointed Tammy Cunningham as its authorized representative (“Landlord’s Representative”) with full power and authority to bind Landlord for all actions taken with regard to the Tenant Work. Tenant hereby ratifies all actions and decisions with regard to the Tenant Work that the Tenant’s Representative may have taken or made prior to the execution of this Work Agreement. Landlord shall not be obligated to respond to or act upon any plan, drawing, change order or approval or other matter relating to the Tenant Work until it has been executed by Tenant’s Representative. Except as otherwise provided in this Work Agreement, within three (3) business days of receipt of any requested approval of any item, document or other matter related to the Tenant Work, Tenant’s Representative shall approve or disapprove (with sufficient detail) any such request.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Agreement as of the Lease Date.

LANDLORD:

RAND BUILDING, LTD.,
a Texas limited partnership

By:	WESTON URBAN, LLC,
a Texas limited liability company,
its General Partner
	By:	/s/ Randal C. Smith
	Name:	Randal C. Smith
	Title	Manager
	Date:	May 27, 2015

TENANT:

OPEN CLOUD ACADEMY, LLC,
a Delaware limited liability company

By:	/s/ Mark Roenigk
Name:	Mark Roenigk
Title	COO
Date:	May 27, 2015

EXHIBIT B-2

SPACE PLAN

TEST
DEV OPS
LINUX
TEST
PHASE 1
NETWORK OPS
TRAINING 1
PC SYSTEMS
TRAINING
COMMON AREA
STORAGE
STUDY / TRAINING
BREAK AREA
FLEX AREA
ADMIN
IDF
WOMEN
JAN.
ELEVATOR LOBBY
MEN
DN

RAND BLDG. 5TH FLOOR - OPEN CLOUD ACADEMY

ALAMO ARCHITECTS

4.16.2015

EXHIBIT C

RULES AND REGULATIONS

The following Rules and Regulations apply to and govern Tenant’s use of the Premises and Project. Capitalized terms have the meanings given in the Lease, of which these Rules and Regulations are a part.

1.    Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by tenants or used by any tenant for any purpose other than ingress and egress to and from each tenant’s leased premises and for going from one to another part of the Project.

2.    Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or such tenant's agents, employees, or invitees shall be paid by such tenant, and Landlord shall not in any case be responsible therefor.

3.    Landlord will provide and maintain an alphabetical directory board for all tenants in the first floor (main lobby) of the Building and no other directory shall be permitted unless previously consented to by Landlord in writing.

4.    Landlord shall provide all locks for doors in each tenant's leased premises, at the cost of such tenant, and no tenant shall place any additional lock or locks on any door in its leased area without Landlord's prior written consent. Duplicate keys to the locks on the doors in each tenant's leased premises shall be furnished by Landlord to each tenant at the cost of such tenant. Upon termination of this Lease or of Tenant’s possession, Tenant will surrender all keys to the Premises and shall explain to Landlord all combination locks on safes, cabinets and vaults.

5.     With respect to work being performed by tenants in any leased premises with the approval of Landlord, all tenants will refer all contractors, contractors' representatives and installation technicians rendering any service to them to Landlord for Landlord's supervision, approval and control before the performance of any contractual services. This provision shall apply to all work performed in the Project, including, but not limited to, installations of internet/fiber, electrical devices and attachments, doors, entranceways and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portions of the Project. If any carpeting or other flooring is installed by Tenant using an adhesive, such adhesive will be an odorless, releasable adhesive.

6.    Unless otherwise approved by Landlord in writing, all janitorial services for the Project and the Premises will be provided exclusively through Landlord, and except with the written consent of Landlord, no, person or persons other than those approved by Landlord will be employed by Tenant or permitted to enter the Project for the purpose of performing janitorial services. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Project. Tenant will store all its trash and garbage in proper receptacles within its Premises or in other facilities provided for such purpose by Landlord. Tenant will not place in any trash box or receptacle any Hazardous Materials or any other items or materials that cannot be safely and properly disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal will be made in accordance with directions issued from time to time by Landlord. Tenant will cooperate with any recycling program at the Project.

7.    Tenant will not use or operate any electrical or mechanical devices or other equipment that may unreasonably interfere with the operation of any device, equipment, computer, video, radio, television broadcasting or reception from or within the Project or elsewhere. Tenant will not waste electricity, water or air conditioning and will cooperate with Landlord to ensure the most effective operation of the Project’s heating, air conditioning, ventilation and utility systems. Tenant will not use any method of heating or air conditioning (including without limitation fans or space heaters) other than that supplied by Landlord or approved in writing. Tenant will not connect any apparatus or device to electrical current or water, or use any electrical current, except through the electrical and water outlets installed by Landlord in the Premises. Should a tenant require, telephonic, annunciator or other communication service, Landlord will direct the electrician where and how wires are to be introduced and placed and none shall be introduced or placed except as Landlord shall direct.

8.    Movement in or out of the Project of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which requires use of elevators or stairways, or movement through the Building entrances or lobby shall be restricted to such hours as Landlord shall designate. All such movements shall be under the supervision of Landlord and in the manner agreed between the tenants and Landlord by prearrangement before performance. Such prearrangements initiated by a tenant will include determination by Landlord, and subject to its decision and control, as to the time, method and routing of movement and as to limitations for safety or other concern which may prohibit any article, equipment or any other item from being brought into the Project. Tenants will not use in the Premises or Common Area of the Project any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. The tenants are to assume all risks as to the damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for a tenant from the time of entering the property to completion of work; and Landlord shall not be liable for acts of any person engaged in, or any damage or loss to any of said property or persons resulting from, any act in connection with such service performed for a tenant.

9.    Tenant shall notify the Property Manager when safes or other heavy equipment are to be taken in or out of the Project. Landlord shall have the power to prescribe the weight and position of safes and other heavy equipment or items, which shall in all cases, to distribute weight, stand on supporting devices approved by Landlord. All damages done to the Project by the installation or removal of any property of a tenant, or done by a tenant's property while in the Project, shall be repaired at the expense of such tenant.

10.    Tenant shall not make or permit any improper, objectionable or unpleasant noises or odors in the Project or otherwise interfere in any way with other tenants or persons having business with them.

11.    The Premises may not be used for cooking (as opposed to heating of food).

12.    Tenant will not locate or store any equipment, materials, supplies or other property outside of the interior of the Premises. Tenant will not have the right to install or locate satellite dishes, antennae or other equipment or personal property on the roof or exterior of the Building without first obtaining Landlord’s written approval. If Landlord gives such approval, the proposed installation or location will be made in accordance with Landlord’s instructions and, if required by Landlord, in the presence, and under the direction, of a representative of Landlord. No awning or other projection may be attached to the outside walls of the Premises or Project. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways.

13.    No birds or animals shall be brought into or kept in, on or about any tenant's leased premises, except for animals assisting the disabled.

14.     No machinery of any kind shall be operated by any tenant in its leased premises without the prior written consent of Landlord, nor shall tenant use or keep in the Project any inflammable or explosive fluid or substance.

15.     No portion of any tenant's leased premises shall at any time be used or occupied as sleeping or lodging quarters.

16.     Vending, canvassing, soliciting and peddling in the Project is prohibited, and each tenant shall cooperate in seeking their prevention.

17.     Unless otherwise approved by Landlord, tenant will not bring any bicycles or other vehicles of any kind into the Building, except for appropriate vehicles necessary for assisting the disabled.

18.     Smoking of cigarettes, pipes, cigars or any other substances is prohibited at all times within the Project, including, without limitation, any leased premises, elevators, Common Area restrooms and any other interior Common Area of the Building or Project.

19.    Tenant will not use the name of the Building or the Project in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

20.     Each tenant shall give Landlord prompt notice of any damage to or defects in the water pipes, electric lights and fixtures, Base Building HVAC system or any other service equipment.

21.    Persons may enter the Building only in accordance with such regulations as Landlord may from time to time establish. Persons entering or departing from the Building may be questioned as to their business in the Building, and Landlord may require the use of an identification card or other access device or procedures, and/or the registration of persons as to the hour of entry and departure, nature of visit, and other information deemed necessary for the protection of the Building. All entries into and departures from the Building will be through one or more entrances as Landlord from time to time designates. Landlord may elect not to enforce some or all of the foregoing during Normal Business Hours or other times, but reserves the right to do so at Landlord’s discretion. “Normal Business Hours” means the hours between 8:00 A.M. and 6:00 P.M. Monday through Friday, excluding Building holidays. Landlord may also, at its discretion, utilize other procedures (including without limitation screening devices, physical inspections, and/or other means) reasonably designed to prevent weapons or dangerous items from being brought into the Building. Landlord reserves the right to exclude or expel from the Project any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations or any Laws. Tenant will cooperate with all such procedures.

22.    Parking stickers or any other device or form of identification supplied as a condition of use of the parking facilities will remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated or obstructed in any manner. Such devices are not transferable and any device in the possession of an unauthorized holder will be void. Landlord reserves the right to refuse parking identification devices and parking rights to Tenant or any other person who fails to comply with the Rules and Regulations applicable to the parking areas. Landlord may charge a fee for parking stickers, cards or other parking control devices supplied by Landlord. Trailers and large trucks and vans may not be parked in the parking areas. No extended term parking or storage of vehicles is permitted. Parking is prohibited (a) in areas not striped for parking; (b) in aisles; (c) where “no parking” signs are posted; (d) on ramps; (e) in cross-hatched areas; (f) in loading areas; and (g) in such other areas as may be designated by Landlord. Tenant will obey any additional rules and regulations governing parking that may be imposed by the Parking Operator or any other person controlling the parking areas serving the Project.

23.    Tenant shall not allow in the Premises, on a regular basis, more than seven (7) persons for each 1,000 Rentable Square Feet in the Premises.

24.    Landlord may, from time to time, waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a continuing waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against Tenant or any or all of the tenants of the Project.

EXHIBIT D

SECRETARY’S CERTIFICATE

The undersigned, as secretary of OPEN CLOUD ACADEMY, LLC, a Delaware limited liability company (the “Company”) named below, certifies that the Managing Member of the Company has approved the following resolutions and such resolutions are still in force and effect:

RESOLVED that the president, the vice president or other authorized officer of the Corporation shall be authorized to execute a lease for office space on behalf of the Company described below:

Lease Date:	May 27, 2015
Landlord:	RAND BUILDING, LTD.
Tenant:	OPEN CLOUD ACADEMY, LLC
Guarantor, if any (not Tenant’s name):	N/A
Suite Number:	500
Building Address:	110 E. Houston Street, San Antonio, TX 78205

RESOLVED FURTHER, that the president or vice president or other authorized officer is authorized on behalf of the Company to execute and deliver to the Landlord all instruments reasonably necessary for the Lease. Landlord is entitled to rely upon the above resolutions until the board of directors of the Company revokes or alters same in written form, certified by the secretary of the Company, and delivers same, certified mail, return receipt requested, to the Landlord. The Company is duly organized in the State of Delaware and authorized to do business in the State of Texas and is in good standing under the laws of the State of Texas. The undersigned further certifies that on the meeting date referred to above, the names and respective titles of the officers of the Company were as follows:

Name	Title

Graham Weston	Chairman
Taylor Rhodes	President
Tiffany Lathe	Vice President & General Counsel
Karl Pichler	Chief Financial Officer and Treasurer
Mark Roenigk	Chief Operating Officer
William Alberts	Vice President, Associate General Counsel and Secretary
Chris Rosas	Assistant Treasurer

WITNESS MY HAND this 28th day of May, 2015.

OPEN CLOUD ACADEMY, LLC

/s/ A.William Alberts
Signature of Secretary of Company

A. William Alberts
Name of Secretary

This instrument was acknowledged before me on the 28th day of May, 2015, by A. William Alberts, as the Vice President, Associate General Counsel and Secretary Open Cloud Academy, LLC, a Delaware limited liability company, on its behalf.

/s/ Jane L. Norton
Notary Public for the State of Texas

Name of Notary:	Jane L. Norton

My Commission Expires	May 18, 2016

EXHIBIT E

COMMENCEMENT DATE MEMORANDUM

This COMMENCEMENT DATE MEMORANDUM (“Memorandum”) is made and entered into as of October 12, 2015, by and between RAND BUILDING, LTD., a Texas limited partnership, as Landlord, and OPEN CLOUD ACADEMY, LLC, a Delaware limited liability company, as Tenant.

RECITALS:

A.    Landlord and Tenant are parties to a certain Office Lease dated as of May 27, 2015 (the “Lease”), relating to certain premises known as Suite 500 (the “Premises”) located in the building commonly known as the Rand Building, located at 110 E. Houston Street, San Antonio, Bexar County, TX 78205 (the “Building”).

B.    All capitalized terms not otherwise defined in this Memorandum have the meanings given them in the Lease.

C.    Landlord and Tenant desire to confirm certain facts regarding the Lease, including the Commencement Date, the monthly Basic Rent installment amounts, and the date the initial Term of the Lease expires.

ACKNOWLEDGMENTS:

Pursuant to Section 1.2 of the Lease and in consideration of the facts set forth in the Recitals, Landlord and Tenant acknowledge and agree as follows:

1.    The Commencement Date under the Lease is September 28, 2015.

2.    Basic Rent:

Months	Monthly Basic Rent for the Premises
1-12	$10,385.00
13-24	$10,696.55
25-36	$11,018.49
37-48	$11,350.81
49-60	$11,693.51

3.    The initial Term of the Lease expires on the Expiration Date of September 30, 2020, unless the Lease is sooner terminated in accordance with the terms and conditions of the Lease.

4.    Tenant has accepted possession of the Premises as satisfactory in all respects. Landlord has no further obligation to perform any Tenant Work or other construction.

All other terms and conditions of the Lease are ratified and acknowledged to be unchanged.

Landlord and Tenant have each caused this Memorandum to be executed and delivered by their duly authorized representatives as of the day and date first written above. This Memorandum may be executed in counterparts, each of which is an original and all of which constitute one instrument.

LANDLORD:

RAND BUILDING, LTD.,
a Texas limited partnership

By:	WESTON URBAN, LLC,
a Texas limited liability company,
its General Partner
	By:	/s/ Randal C. Smith
	Name:	Randal C. Smith
	Title	Manager
	Date:	October 12, 2015

TENANT:

OPEN CLOUD ACADEMY, LLC,
a Delaware limited liability company

By:	/s/ Wesley Jess
Name:	Wesley Jess
Title	VP Business Operations
Date:	October 12, 2015